================================================================================

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 2003
                        REGISTRATION FILE NO. 333-110334

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2/A

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                           OPHTHALMIC IMAGING SYSTEMS
              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

         CALIFORNIA                                      3841                               94-3035367
(State or other jurisdiction of                   (primary standard                      (I.R.S. Employer
incorporation or organization)                    industrial code)                    Identification Number)

                                               221 LATHROP WAY, SUITE I
                                              SACRAMENTO, CALIFORNIA 95815
                                                    (916) 646-2020
                              (Address and telephone number of principal executive offices)

                                                                 WITH A COPY TO:
     ARIEL SHENHAR, CHIEF FINANCIAL OFFICER                     HENRY I. ROTHMAN
            OPHTHALMIC IMAGING SYSTEMS                JENKENS & GILCHRIST PARKER CHAPIN LLP
             221 LATHROP WAY, SUITE I                        405 LEXINGTON AVENUE
           SACRAMENTO, CALIFORNIA  95815                    NEW YORK, NEW YORK 10174
                  (916) 646-2020                                 (212) 704-6000

 (Name, address, including zip code, and telephone number of agent for service)

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO
                 TIME AFTER THIS REGISTRATION BECOMES EFFECTIVE.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                         CALCULATION OF REGISTRATION FEE

-------------------------------- -------------------- --------------------- -------------------- --------------------
         TITLE OF EACH                 AMOUNT           PROPOSED MAXIMUM     PROPOSED MAXIMUM
           CLASS OF                     TO BE          OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
  SECURITIES TO BE REGISTERED        REGISTERED (1)            SHARE                 PRICE          REGISTRATION FEE
Common stock, no par value per      1,716,496 (2)          $1.03 (3)           $1,767,990.80           $162.66
share
-------------------------------- -------------------- --------------------- -------------------- --------------------

(1) In the event of a stock split, stock dividend or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Includes 1,341,496 shares of common stock issuable upon conversion of the principal and interest of a secured convertible term note and 375,000 shares of common stock issuable upon exercise of a warrant.

(3) The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 and is based upon the average of the high and low reported prices of the Registrant's common stock on November 5, 2003.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING UNDER SECTION 8(A), MAY DETERMINE.

                 Subject To Completion, dated November 20, 2003

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         PROSPECTUS

                                1,716,496 SHARES

                           OPHTHALMIC IMAGING SYSTEMS
                                  COMMON STOCK


         This prospectus relates to the resale by the selling security holder for its own account of up to an aggregate of 1,716,496 shares of our common stock, of which 1,341,496 shares are issuable upon conversion of a convertible term note and 375,000 shares are issuable upon exercise of a warrant.

         Our common stock trades on the OTC Bulletin Board(R) under the symbol "OISI." The last reported sale price of our common stock on November 5, 2003, was $1.05 per share.

         The mailing address and the telephone number of our principal executive offices are 221 Lathrop Way, Suite I, Sacramento, California 95815,
         (916) 646-2020.

 -----------------------------------------------------------------------------

         Investing in our common stock involves a high degree of risk.

                   PLEASE SEE THE SECTION OF THIS PROSPECTUS
                  ENTITLED "RISK FACTORS" BEGINNING ON PAGE 2.

  -----------------------------------------------------------------------------


         We will not receive any proceeds from the sale of the shares by the selling security holder. We may receive proceeds in connection with the exercise of a warrant whose underlying shares may be sold in this offering.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


         The date of this prospectus is November __, 2003.

         You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

                                TABLE OF CONTENTS

                                                                                                          PAGE NO.
         Prospectus Summary......................................................................................1
         Risk Factors............................................................................................2
         Special Note Regarding Forward Looking Statements.......................................................9
         Use of Proceeds.........................................................................................9
         Market for Common Equity and Related Stockholder Matters................................................9
         Dilution...............................................................................................11
         Description of Business................................................................................11
         Description of Property................................................................................17
         Management's Discussion and Analysis of Financial Condition and Results of Operations..................18
         Selling Security Holder ...............................................................................26
         Plan of Distribution...................................................................................27
         Description of Securities..............................................................................29
         Directors, Executive Officers, Promoters and Control Persons...........................................31
         Security Ownership of Certain Beneficial Owners and Management.........................................32
         Executive Compensation.................................................................................33
         Certain Relationships and Related Transactions.........................................................35
         Legal Proceedings......................................................................................37
         Disclosure of Commission Position on Indemnification For Securities Act Liabilities....................37
         Changes In and Disagreements with Accountants..........................................................37
         Transfer Agent and Registrar...........................................................................37
         Interest of Named Experts and Counsel..................................................................37
         Where You Can Find More Information....................................................................38

                                     PART I

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus and does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus, especially the risks of investing in our common stock discussed under "Risk Factors."

         In connection with a private placement transaction with Laurus Master Fund, Ltd., or Laurus, this prospectus covers the resale of up to an aggregate of 1,716,496 shares of our common stock, of which 1,121,496 shares are issuable upon conversion of a three-year secured convertible term note in the principal amount of $1,200,000 secured by a subordinated second priority lien on our assets, 220,000 shares issuable as interest payments under the note and up to 375,000 shares issuable upon the exercise by Laurus of a warrant. The note is convertible into shares of our common stock at a fixed conversion price of $1.07 per share and the exercise prices of the warrant ranges between $1.23 and $1.61 per share.

OUR COMPANY

         We are engaged in the business of designing, developing, manufacturing and marketing digital imaging systems and image enhancement and analysis software for use by practitioners in the ocular health field. Our products are used for a variety of standard diagnostic test procedures performed in most eye care practices. Since our inception, we have developed products that have addressed primarily the needs of the ophthalmic angiography markets, both fluorescein and indocyanine green. The current flagship products in our angiography line are our WinStation digital imaging systems. These WinStation products are targeted primarily at retinal specialists and general ophthalmologists in the diagnosis and treatment of retinal diseases and other ocular pathologies. See "Description of Business" for more information.

THE OFFERING

Common  stock  offered  by  selling     Up to  1,716,496  shares  of common
security holder                         stock  may be  offered  under  this
                                        prospectus,  of  which  shares  are
                                        issuable  upon  conversion  of  the
                                        principal and interest of a note or
                                        upon exercise of a warrant.

Use of   Proceeds                       All proceeds of this  offering will
                                        be received by the selling security
                                        holder for its own account.  We may
                                        receive proceeds in connection with
                                        the  exercise  of a  warrant  whose
                                        underlying  shares  may in  turn be
                                        sold   by  the   selling   security
                                        holder.


Risk Factors                            You should read the "Risk  Factors"
                                        section  beginning  on  page  2, as
                                        well as other cautionary statements
                                        throughout this prospectus,  before
                                        investing  in shares of our  common
                                        stock.



OTC Bulletin Board(R)symbol             OISI

                                  RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL, WE WOULD BE REQUIRED TO ELIMINATE CERTAIN ACTIVITIES THAT WOULD ADVERSELY EFFECT OUR OPERATIONS.

         We may require substantial funds for various purposes, including continuing research and development, manufacturing and marketing our existing products. We may need to seek additional capital, possibly through public or private sales of our securities, in order to fund our activities on a long-term basis. Adequate funds may not be available when needed or on terms acceptable to us. Insufficient funds may require us to delay, scale back or eliminate certain or all of our research and development programs or to license third parties to commercialize products or technologies that we would otherwise seek to develop ourselves, which may materially adversely affect our continued operations.

IF WE FAIL TO DEVELOP AND SUCCESSFULLY INTRODUCE NEW AND ENHANCED PRODUCTS THAT MEET THE NEEDS OF OUR CUSTOMERS, OUR BUSINESS MAY BE HARMED.

         Our future success depends on our ability to anticipate our customers' needs and develop products that address those needs. This will require us to design, develop, manufacture, assemble, test market and support new products and enhancements on a timely and cost-effective basis. We cannot assure that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost effective manner. Our failure to do so could lead to a reduction in net sales and our business may be harmed.

OUR MARKET IS UNPREDICTABLE AND CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES AND EVOLVING STANDARDS, AND, IF WE FAIL TO KEEP UP WITH SUCH CHANGES, OUR BUSINESS AND OPERATING RESULTS WILL BE HARMED.

         Our industry is characterized by extensive research and development, rapid technological change, frequent innovations and new product introductions, changes in customer requirements and evolving industry standards. Demand for our products could be significantly diminished by new technologies or products that replace them or render them obsolete, which would have a material adverse effect on our business, financial condition and results of operations.

THE MARKETS IN WHICH WE SELL OUR PRODUCTS ARE INTENSELY COMPETITIVE AND INCREASED COMPETITION COULD CAUSE REDUCED SALES LEVELS, REDUCED GROSS MARGINS OR THE LOSS OF MARKET SHARE.

         Competition in the healthcare industry markets in which we provide products is intense and is based upon price, product performance, quality, reliability and customer service. Our WinStation products compete against products offered by Topcon and Zeiss, among others. Our DFI products compete against products offered by Topcon, Kowa, Zeiss, Canon and Nidek, among others. We are aware of five primary competitors for the DSLI, namely Veatch, MVC, Kowa, Helioasis and Lombard.

         Although we will continue to work to develop new and improved products, many companies are engaged in research and development of new devices and alternative methods to diagnose and evaluate eye disease. Introduction of such devices and alternative methods could hinder our ability to compete effectively and could have a material adverse effect on our business, financial condition and results of operations. Many of our competitors and potential competitors have substantially greater financial, manufacturing, marketing, distribution and technical resources than we have.

         Any business combinations or mergers among our competitors, forming larger competitors with greater resources, or the acquisition of a competitor by a major medical or technology corporation seeking to enter this business, could result in increased competition.

WE MAY EXPERIENCE A DECLINE IN SELLING PRICES OF OUR PRODUCTS AS COMPETITION INCREASES, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         As competing products become more widely available, the average selling price of our products may decrease. Trends toward managed care, health care, cost containment and other changes in government and private sector initiatives in the United States and other countries in which we do business are placing increased emphasis on the delivery of more cost-effective medical therapies which could also adversely affect prices of our products. If we are unable to offset the anticipated decrease in our average selling prices by increasing our sales volumes, our net sales will decline. In addition, to maintain our gross margins, we must continue to reduce the cost of our products. Further, as average selling prices of our current products decline, we must develop and introduce new products and product enhancements with higher margins. If we cannot maintain our net sales and gross margins, our operating results could be seriously harmed, particularly if the average selling prices of our products decrease significantly.

IF WE DO NOT SPEND HEAVILY ON RESEARCH AND DEVELOPMENT AND WE FAIL TO ADDRESS RAPID TECHNOLOGICAL CHANGES IN OUR MARKETS, IT COULD ADVERSELY AFFECT OUR BUSINESS.

         We have incurred substantial research and development expenditures in the past, and plan to continue to do so in the future. Over the last three fiscal years, our research and development expenses have been in the range of 7% to 8% of our net revenues. We cannot assure that our expenditures for research and development will result in the introduction of new products or, if such products are introduced, that those products will achieve sufficient market acceptance. Our failure to address rapid technological changes in our markets could adversely affect our business and results of operations.

OUR PRODUCTS ARE SUBJECT TO U.S., E.U. AND INTERNATIONAL MEDICAL REGULATIONS AND CONTROLS, WHICH IMPOSE SUBSTANTIAL FINANCIAL COSTS ON US AND WHICH CAN PREVENT OR DELAY THE INTRODUCTION OF NEW PRODUCTS.

         Our ability to sell our products is subject to various federal, state and international rules and regulations. In the United States, we are subject to inspection and market surveillance by the FDA, to determine compliance with regulatory requirements. The regulatory process is costly, lengthy and uncertain.

         Pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act ("FDCA"), we are required to file, and submit, a pre-marketing notification with the FDA which provides certain safety and effectiveness information concerning our diagnostic imaging systems, including our DFI and DSLI. The FDA has approved our pre-marketing notification submittals, thereby granting us permission to market our products, subject to the general controls and provisions of the FDCA. The classification of our products require, among other things, annual registration, listing of devices, good manufacturing practices, labeling and prohibition against misbranding and adulteration. Further, because we are engaged in international sales, our products must satisfy certain manufacturing requirements and may subject us to various filing and other regulatory requirements imposed by foreign governments as a condition to the sale of such products.

         We have registered our manufacturing facility with both the FDA and certain California authorities as a medical device manufacturer and operate such facility under FDA and California requirements concerning Quality System Requirements ("QSR"). As a medical device manufacturer, we are required to continuously maintain our QSR compliance status and to demonstrate such compliance during periodic FDA and California inspections. If the facilities do not meet applicable QSR regulatory requirements, we may be required to implement changes necessary to comply with such regulations.

         Although the FDA has made findings which permit us to sell our products in the marketplace, such findings do not constitute FDA approval of these devices and we can not predict the effect that future legislation or regulatory developments may have on our operations. Additional regulations, reconsideration of approvals granted under current regulations, or a change in the manner in which existing statutes and regulations are interpreted or applied may have a material adverse impact on our business, financial condition and results of operations. Moreover, new products and services developed by us, if any, also may be subject to the same or other various federal and state regulations, in addition to those of the FDA.

         Following clearance or approval, marketed products are subject to continuing regulation. We are required to adhere to the FDA's Quality System Regulation, or QSR, and similar regulations in other countries, which include design, testing, quality control and documentation requirements. Ongoing compliance with QSR, labeling and other applicable regulatory requirements is monitored through periodic inspections and market surveillance by the FDA and by comparable agencies in other countries.

THE VALUE ADDED RESELLER (VAR) AGREEMENT SIGNED WITH NEXTGEN HEALTHCARE INFORMATION SYSTEMS, INC. MAY NOT GENERATE ANY SIGNIFICANT FUTURE REVENUE FOR US AND MAY REDUCE GROSS MARGINS.

         The NextGen  software  products  platforms of EPM  (Electronic  Medical
Records) and EMR (Enterprise Practice Management) allows us to broaden our product offerings to the ocular health care industry. Despite this new VAR agreement, there is no guarantee that our sales efforts in this new endeavor will be successful in the future. Long sales cycles, new sales training requirements and potential resistance to the initial high cost of the software may be among those factors contributing to us not being successful in reselling these products.

         If we do experience any degree of success in reselling these products, our gross margin could be negatively impacted. Our gross margin on the reselling of these products is lower than the majority of the products that we currently market.

WE DEPEND ON SKILLED PERSONNEL TO OPERATE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET, AND IF WE ARE UNABLE TO RETAIN EXISTING OR HIRE ADDITIONAL PERSONNEL, OUR ABILITY TO DEVELOP AND SELL OUR PRODUCTS COULD BE HARMED.

         Our success depends to a significant extent upon the continued service of our key senior management, sales and technical personnel, any of whom could be difficult to replace. Competition for qualified employees is intense, and our business could be adversely affected by the loss of the services of any of our existing key personnel. We cannot assure that we will continue to be successful in hiring and retaining properly trained personnel. Our inability to attract, retain, motivate and train qualified new personnel could have a material adverse effect on our business.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, WHICH COULD ADVERSELY AFFECT OUR COMPETITIVE ADVANTAGE.

         We rely on a combination of patent, copyright, trademark and trade secret laws, non-disclosure and confidentiality agreements and other restrictions on disclosure to protect our intellectual property rights. We cannot assure that our patent applications will be approved, that any patents that may be issued will protect our intellectual property, that any issued patents will not be challenged by third parties or that any patents held by us will not be found by a judicial authority to be invalid or unenforceable. Other parties may independently develop similar or competing technology or design around any patents that may be issued to or held by us. We cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Moreover, if we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees.

THE LONG SALES CYCLES FOR OUR PRODUCTS MAY CAUSE US TO INCUR SIGNIFICANT EXPENSES WITHOUT OFFSETTING REVENUES.

         Customers typically expend significant effort in evaluating, testing and qualifying our products before making a decision to purchase them, resulting in a lengthy initial sales cycle. While our customers are evaluating our products we may incur substantial sales and marketing and research and development expenses to customize our products to the customer's needs. We may also expend significant management efforts, increase manufacturing capacity and order long-lead-time components or materials. Even after this evaluation process, a potential customer may not purchase our products. As a result, these long sales cycles may cause us to incur significant expenses without ever receiving revenue to offset those expenses.

IF WE FAIL TO ACCURATELY FORECAST COMPONENT AND MATERIAL REQUIREMENTS FOR OUR PRODUCTS, WE COULD INCUR ADDITIONAL COSTS AND SIGNIFICANT DELAYS IN SHIPMENTS, WHICH COULD RESULT IN LOSS OF CUSTOMERS.

         We must accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. Lead times for components and materials that we order vary significantly and depend on factors including the specific supplier requirements, the size of the order, contract terms and current market demand for components. If we overestimate our component and material requirements, we may have excess inventory, which would increase our costs, impair our available liquidity and could have a material adverse effect on our business, operating results and financial condition. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt and delay delivery of our products to our customers. Any of these occurrences would negatively impact our net sales, business and operating results and could have a material adverse effect on our business, operating results and financial condition

OUR  DEPENDENCE  ON  SOLE  SOURCE  SUPPLIERS   EXPOSES  US  TO  POSSIBLE  SUPPLY
INTERRUPTIONS THAT COULD DELAY OR PREVENT THE MANUFACTURE OF OUR SYSTEMS.

         Certain of the components used in our products are purchased from single sources. While we believe that most of these components are available from alternate sources, an interruption of these or other supplies could have a material adverse effect on our ability to manufacture some of our systems.

SOME OF OUR MEDICAL CUSTOMERS' WILLINGNESS TO PURCHASE OUR PRODUCTS DEPENDS ON THEIR ABILITY TO OBTAIN REIMBURSEMENT FOR MEDICAL PROCEDURES USING OUR PRODUCTS AND OUR REVENUES COULD SUFFER FROM CHANGES IN THIRD-PARTY COVERAGE AND REIMBURSEMENT POLICIES.

         Our medical segment customers include doctors, clinics, hospitals and other health care providers whose willingness and ability to purchase our products depends in part upon their ability to obtain reimbursement for medical procedures using our products from third-party payers, including private insurance companies, and in the U.S. from health maintenance organizations, and federal, state and local government programs, including Medicare and Medicaid. Third-party payers are increasingly scrutinizing health care costs submitted for reimbursement and may deny coverage and reimbursement for the medical procedures made possible by our products. Failure by our customers to obtain adequate reimbursement from third-party payers for medical procedures that use our products or changes in third-party coverage and reimbursement policies could have a material adverse effect on our sales, results of operations and financial condition.

WE HAVE LIMITED PRODUCT LIABILITY INSURANCE AND IF WE ARE HELD LIABLE IN A PRODUCTS LIABILITY LAWSUIT FOR AMOUNTS IN EXCESS OF OUR INSURANCE COVERAGE, WE COULD BE RENDERED INSOLVENT.

         There can be no assurance that we will not be named as a defendant in any litigation arising from the use of our products. Although we have our own product liability insurance policy with a limit of $1 million, should such litigation ensue and we are held liable for amounts in excess of such insurance coverage, we could be rendered insolvent. In addition, there can be no assurance that product liability insurance will continue to be available to us or that the premiums therefor will not become prohibitively expensive.

IF OUR FACILITIES WERE TO EXPERIENCE CATASTROPHIC LOSS, OUR OPERATIONS WOULD BE SERIOUSLY HARMED.

         Our facilities could be subject to a catastrophic loss such as fire, flood or earthquake. A substantial portion of our manufacturing activities and many other critical business operations are located near major earthquake faults in California, an area with a history of seismic events. Any such loss at our facility could disrupt our operations, delay production, shipments and revenue and result in large expenses to repair or replace the facility. Any such loss could have a material adverse effect on our sales, results of operations and financial condition.

         Since a significant portion of our research and development is done in Israel, we are also exposed to terrorism, which could also have a material adverse effect on our business operations.

                         RISKS RELATED TO THIS OFFERING

WE MAY EXPERIENCE VOLATILITY IN OUR STOCK PRICE, WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE.

         The offering price of our common stock may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the offering price. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

         o        a quarterly variations in operating results;

         o        changes in financial estimates by securities analysts;

         o        changes in market valuations of other similar companies;

         o announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;

         o        additions or departures of key personnel;

         o any deviations in net sales or in losses from levels expected by securities analysts; and

         o        future sales of common stock.

         In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

BECAUSE OUR SECURITIES TRADE ON THE OTC BULLETIN BOARD, YOUR ABILITY TO SELL YOUR SHARES IN THE SECONDARY MARKET MAY BE LIMITED.

         The shares of our common stock have been listed and principally quoted on the Nasdaq OTC Bulletin Board under the trading symbol "OISI" since May 28, 1998 and prior thereto on the Nasdaq Small-Cap Market. In May 1998, the NASD notified us that we no longer satisfied Nasdaq Small-Cap Market listing requirements and, in accordance with the terms of the Nasdaq Listing Qualifications Panel decision, our common stock was delisted therefrom on May 27, 1998. Further, due to our inability to comply with the Boston Stock Exchange listing requirements, our common stock was delisted therefrom on March 3, 1998. As a result, it may be more difficult for an investor to dispose of our securities, or to obtain accurate quotations on their market value. Furthermore, the prices for our securities may be lower than might otherwise be obtained.

         Moreover, because our securities currently trade on the OTC Bulletin Board, they are subject to the rules promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers that sell securities governed by these rules to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For such transactions, the broker-dealer must determine whether persons that are not established customers or accredited investors qualify under the rule for purchasing such securities and must receive that person's written consent to the transaction prior to sale. Consequently, these rules may adversely affect the ability of purchasers to sell our securities and otherwise affect the trading market in our securities.

BECAUSE OUR SHARES ARE DEEMED "PENNY STOCKS," YOU MAY HAVE DIFFICULTY SELLING THEM IN THE SECONDARY TRADING MARKET.

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange or Nasdaq, the equity security also would constitute a "penny stock." As our common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. The ability of broker/dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

IF AN EVENT OF DEFAULT OCCURS UNDER THE CONVERTIBLE NOTE ISSUED TO LAURUS, IT COULD RESULT IN A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS, OR FINANCIAL CONDITION.

         On September 25, 2003 we issued a $1,200,000 convertible note to Laurus. Events of default under the note include:

         o        failure to pay interest and principal payments when due;

         o a breach by us of any material covenant or term or condition of the note or in any agreement made in connection therewith;

         o a breach by us of any material representation or warranty made in the note or in any agreement made in connection therewith;

         o we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us;

         o any form of bankruptcy or insolvency proceeding is instituted by or against us;

         o any money judgment shall be entered or filed against us for more than $125,000;

         o our failure to timely deliver shares of common stock when due upon conversions of the note; and

         o our common stock is suspended for 5 consecutive days or 5 days during any 10 consecutive days from a principal market.

         If we default on the note and the holder demands all payments due and payable, we will be required to pay 112% of the outstanding principal amount of the note and any interest accrued thereon. The cash required to pay such amounts will most likely come out of our working capital. Since we rely on our working capital for our day to day operations, such a default on the note could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

WE HAVE ADDITIONAL SECURITIES AVAILABLE FOR ISSUANCE, INCLUDING PREFERRED STOCK, WHICH IF ISSUED COULD ADVERSELY AFFECT THE RIGHTS OF THE HOLDERS OF OUR COMMON STOCK.

         Our articles of  incorporation  authorize  the  issuance of  20,000,000 shares of common stock and 20,000,000 shares of preferred stock. The common stock and the preferred stock can be issued by, and the terms of the preferred stock, including dividend rights, voting rights, liquidation preference and conversion rights can generally be determined by, our board of directors without shareholder approval. Any issuance of preferred stock could adversely affect the rights of the holders of common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. Accordingly, shareholders, including those purchasing the securities offered hereby, will be dependent upon the judgment of our management in connection with the future issuance and sale of shares of our common stock and preferred stock, in the event that buyers can be found therefor. Any future issuances of common stock or preferred stock would further dilute the percentage ownership of our company held by the public shareholders. Furthermore, the issuance of preferred stock could be used to discourage or prevent efforts to acquire control of our company through acquisition of shares of common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, which generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance and our current beliefs regarding revenues we might earn if we are successful in implementing our business strategies. The forward-looking statements and associated risks may include, relate to or be qualified by other important factors. You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations of those terms, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. You may find these forward-looking statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Description of Business," as well as captions elsewhere in this prospectus. A number of factors could cause results to differ materially from those anticipated by forward-looking statements, including those discussed under "Risk Factors" and "Description of Business."

         These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

         Any of the factors described above or in the "Risk Factors" section above could cause our financial results, including our net income (loss) or growth in net income (loss) to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus. Rather, the selling security holder will receive those proceeds directly. We may receive proceeds in connection with the exercise of warrants whose underlying shares may in turn be sold by selling security holder. Although the amount and timing of our receipt of any such proceeds are uncertain, such proceeds if received will be used for general corporate purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The shares of our common stock have been listed and principally quoted on the Nasdaq OTC Bulletin Board under the trading symbol "OISI" since May 28, 1998 and prior thereto on the Nasdaq Small-Cap Market. In May 1998, the NASD notified us that we no longer satisfied Nasdaq Small-Cap Market listing requirements and, in accordance with the terms of the Nasdaq Listing Qualifications Panel decision, our common stock was delisted therefrom on May 27, 1998. Further, due to our inability to comply with the Boston Stock Exchange listing requirements, our common stock was delisted therefrom on March 3, 1998.

         The following table sets forth the high and low prices for our common stock as reported on the Nasdaq OTC Bulletin Board. These prices reflect inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

                                    Year Ended                  Year Ended                    Year Ended
                                December 31, 2003           December 31, 2002              December 31, 2001
                             ------------------------- ----------------------------- ------------------------------
                                High          Low           High           Low           High            Low
                                 Ask          Bid           Ask            Bid            Ask            Bid
                             ------------ ------------ --------------- ------------- -------------- ---------------

First Quarter                    0.33         0.20          0.22            0.03         0.25            0.11
Second Quarter                   0.91         0.30          0.20            0.12         0.20            0.10
Third Quarter                    1.25         0.61          0.24            0.11         0.15            0.06
Fourth Quarter                     --           --          0.45            0.11         0.13            0.06

         On November 5, 2003, the closing price for our common stock, as reported by the Nasdaq OTC Bulletin Board, was $1.05 per share and there were approximately 130 shareholders of record.

         Dividend Policy
         We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We expect to retain our earnings, if any, to provide funds for the expansion of our business. Future dividend policy will be determined periodically by the Board of Directors based upon conditions then existing, including our earnings and financial condition, capital requirements and other relevant factors.

         Equity Compensation Plans

         The following table sets forth certain information, as at November 5, 2003, with respect to our equity compensation plans:

                                                                                                NUMBER OF SECURITIES
                               NUMBER OF SECURITIES TO BE           WEIGHTED-AVERAGE           REMAINING AVAILABLE FOR
                                 ISSUED UPON EXERCISE OF           EXERCISE PRICE OF               FUTURE ISSUANCE
                                  OUTSTANDING OPTIONS,            OUTSTANDING OPTIONS,       UNDER EQUITY COMPENSATION
        PLAN CATEGORY              WARRANTS AND RIGHTS            WARRANTS AND RIGHTS                   PLANS
        -------------              -------------------            -------------------        -------------------------
Equity compensation plans
approved by security holders.                  --                           --                            --

Equity compensation plans
not approved by security
holders......................           1,865,952(a)                      $.46                       931,667(b)
                                        -------------                    -----                       ----------

  Total......................           1,865,952                         $.46                       931,667
                                        ===============                    ===                       =======


         (a) Includes 92,319 and 65,000 shares subject to options granted under our 1992 Stock Option Plan and 1997 Stock Option Plan under which no further options may be granted. Also includes 115,000 and 1,488,333 shares subject to options granted under the 1995 Stock Option Plan (the "1995 Plan") and the 2000 Stock Option Plan (the "2000 Plan"), respectively. Also includes 105,300 options granted under individual stock option plans.

         (b) Includes 920,000 and 11,667 shares available for future grant under the 1995 Plan and the 2000 Plan respectively, to employees and directors of, consultants to, and to non-employee directors of, Ophthalmic Imaging Systems. Upon the expiration, cancellation or termination of unexercised options, shares subject to options under the 1995 Plan and the 2000 Plan will again be available for the grant of options under the applicable plan.

                                    DILUTION

         Sales of the shares of common stock by the selling security holder in this offering will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling security holder. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the selling security holder. Prospective investors in the shares held by the selling security holder should be aware, however, that the price of shares being offered by the selling security holder may not bear any rational relationship to our net tangible book value per share.


                             DESCRIPTION OF BUSINESS

         (a)      BUSINESS DEVELOPMENT

         We were incorporated under the laws of the State of California on July 14, 1986. We are headquartered in Sacramento, California and are engaged in the business of designing, developing, manufacturing and marketing digital imaging systems and image enhancement and analysis software for use by practitioners in the ocular health field. Our products are used for a variety of standard diagnostic test procedures performed in most eye care practices.

         Since our inception, we have developed products that have addressed primarily the needs of the ophthalmic angiography markets, both fluorescein and indocyanine green. The current flagship products in our angiography line are our WinStation digital imaging systems. These WinStation products are targeted primarily at retinal specialists and general ophthalmologists in the diagnosis and treatment of retinal diseases and other ocular pathologies.

         We believe, however, that as the U.S. healthcare system moves toward managed care, the needs of managed care providers are changing the nature of demand for medical imaging equipment and services. New opportunities in telemedicine (the electronic delivery and provision of health care and consultative services to patients through integrated health information systems and telecommunications technologies) combined with lower cost imaging devices and systems, are emerging to allow physicians and managed care organizations to deliver a high quality of patient care while reducing costs. We are applying our technology in the ophthalmic imaging field to the development of new ocular imaging devices and exploring telemedicine/managed care applications targeted at the mass markets of general ophthalmology and optometry.

         Our objective is to become a leading provider of a diverse range of complimentary ophthalmic products and services for the ocular health care industry. We are currently focusing our development efforts on related products for the ocular healthcare market, as well as features and enhancements to our existing products. We have also entered into the EPM (Electronic Medical Records) and the EMR (Enterprise Practice Management) markets. To that end, we have signed an agreement on June 30, 2003 with NextGen Healthcare Information Systems, Inc., a leading provider of such software platforms to the practitioners market and sale of their products to the ophthalmic market.

         (b)      BUSINESS OF ISSUER

PRODUCTS

         WinStation Systems

         Our WinStation systems and products, delineated by resolution, are primarily used by retina specialists and general ophthalmologists to perform a diagnostic test procedure known as fluorescein angiography. This procedure is used to diagnose and monitor pathology and provide important information in making treatment decisions. Fluorescein angiography is performed by injecting a fluorescent dye into the bloodstream. As the dye circulates through the blood vessels of the eye, the WinStation system connected to a medical image capture device called a fundus camera, takes detailed images of the patient's retina. These digital images can provide a "road map" for laser treatment.

         Over the past 35 years, fluorescein angiography has been performed using photographic film, which requires special processing and printing. Our WinStation systems allow for immediate diagnosis and treatment of the patient. Images are automatically transferred to a database and permanently stored on CD-ROM. We offer a variety of networking and printer options.

         Our WinStation systems also are used by ophthalmologists to perform indocyanine green ("ICG") angiography. ICG angiography is a diagnostic test procedure used in the treatment of patients with macular degeneration (a leading cause of blindness afflicting over 5 million people in the United States). ICG angiography, used for approximately 5% of patient angiography, is a dye procedure that can only be performed using a digital imaging system.

         Digital Fundus Imager

         The DFI is intended for use by a majority of eye care practitioners, including most ophthalmologists and optometrists. The DFI is a significantly lower cost alternative to currently available fundus cameras for use in color fundus imaging and fluorescein angiography, with the emphasis on imaging the back of the eye. The system is unique in that it is the first "digital only" fundus camera which utilizes a proprietary optical design allowing patients to be imaged through a small pupil. The DFI is also capable of real-time video capture, database management and archiving. These features can benefit practitioners, particularly in the areas of patient screening, tracking and monitoring relative to certain ocular pathologies, primarily retina, as well as patient record retention.

         Digital Slit Lamp Imager

         The DSLI is targeted at a market similar to that of the DFI with an emphasis on imaging the front of the eye. Slit lamps are imaging devices used in virtually all ophthalmic and optometric practices. The DSLI adapts to most slit lamp models and, similar to the DFI, is capable of real-time video capture, database management and archiving. Similar to the DFI, the DSLI is intended for use by a majority of eye care practitioners, including optometrists practicing in retail optometry chain outlets in the United States, teaching institutions and military hospitals.

         Markets

         Having reviewed a broad selection of third party sources, including reports by American Medical Information, we believe there are approximately
16,000 ophthalmologists in the United States and 28,000 ophthalmologists practicing medicine in countries outside the United States. This group has been traditionally divided into two major groups: anterior segment (front of the eye) and posterior segment (back of the eye). Within these groups there are several sub-specialties including medical retina, retina and vitreous, glaucoma, neurology, plastics, pediatric, cataract, cornea and refractive surgery. There are approximately 29,000 practicing optometrists (OD) in the United States, with the preponderance of practicing optometrists worldwide located in the United States.

         The WinStation market consists of current fundus camera owners and anticipated purchasers of fundus cameras suitable for interfacing with our digital imaging system products. We believe there are now over 8,500 fundus cameras in clinical use in the United States with an equal number in the international market. It is estimated that new fundus camera sales fluctuate between 800 and 1,200 units per year at an average per unit selling price of approximately $24,000. Of total cameras worldwide, including new and previously owned, a significant number are suitable to be interfaced in our digital imaging systems.

         Currently we know of five manufacturers of fundus cameras. These manufacturers produce a total of 22 models, 9 current and 13 legacy models for which we have designed optical and electronic interfaces for each of them.

         The primary target market for digital angiography systems are retinal specialists who number approximately 2,000 in the United States. Our digital imaging system sales have been driven in this segment by both fluorescein and ICG angiography. We expect the demand for digital angiography to continue, as it is becoming a standard of care. The primary target markets for the DFI and DSLI products are optometrists, the majority of whom are among the approximately 29,000 practicing in the United States, which number includes those employed by or affiliated with retail optometry organizations; retinal specialists and general ophthalmologists who, combined, number approximately 16,000 in the United States; 5,000 retail optometry chain outlets in the United States; and teaching institutions and military hospitals. The DFI is a significantly lower cost alternative to currently available fundus cameras for use in posterior segment color fundus imaging and fluorescein angiography. In addition, both the DFI and DSLI provide the features, capabilities and benefits of digital imaging.

         Sales, Marketing and Distribution

         We utilize a direct sales force in marketing our products throughout the United States and Canada. At November 5, 2003, our sales and marketing organization consisted of a national sales manager as well as 7 territory sales representatives and 5 product specialists located throughout the United States. These regional representatives and product specialists provide marketing, sales, maintenance, installation and training services. We also utilize our own-trained contractors to provide certain installation and training services. Additionally, we subcontract service maintenance in several cities in the United States and Canada for routine component replacement.

         Internationally, we utilize ophthalmic distributors that sell our products in various foreign countries. Each country has trained sales and technical service staff for their respective territories. MediVision Medical Imaging Ltd., an Israeli company ("MediVision"), and principal shareholder of our company, serves as the principal distributor of our products in Europe and certain other international markets.

         To promote sales, we prepare brochures, data sheets and application notes on our products, participate in industry trade shows and workshops, and advertise in trade journals, press releases, direct mail solicitations, journal articles, and scientific papers and presentations.

         Manufacturing and Production

         We are primarily a systems integrator with proprietary software, optical interfaces and electronic fundus camera interfaces. We also manufacture our DFI optical head. Certain components are subcontracted to outside vendors and assembled at our facility. We inventory and assemble components in a 10,200 square foot facility located in Sacramento, California. For production of certain components of our products, our manufacturing strategy is to use subcontractors to minimize time and reduce capital requirements.

         We have been audited by the Food and Drug Administration (the "FDA") and were deemed to conform to Good Manufacturing Practices. We have 510(k)'s on file for our digital angiography products, including our DFI and DSLI.

         Components, Raw Materials and Suppliers

         As a systems integrator, a significant number of the major hardware components in our products are procured from sole source vendors. Whenever possible, however, we seek multiple vendor sources from which to procure our components. Moreover, we work closely with our principal component suppliers and the rest of our vendors to maintain dependable working relationships and to continually integrate into the manufacturing of our products, whenever possible, the most current, proven, pertinent technologies. But, as with any manufacturing concern dependent on subcontractors and component suppliers, significant delays in receiving products or unexpected vendor price increases could adversely affect us.

         Warranties

         We generally provide a 12-month limited warranty for parts, labor and shipping charges in connection with the initial sale of our products. Peripheral products such as monitors, printers and computers also carry the original manufacturer's warranty.

         In the North American market, in order to ensure quality control and the proper functioning of our products on-site at a doctor's office, we generally install the system and train the doctor and the doctor's staff. We also offer service plans for sale to our customers as a supplement to the original manufacturer's warranties carried on certain of our component parts used in our products.

         Competition

         The healthcare industry is characterized by extensive research and development efforts and rapid technological change. Competition for products that can diagnose and evaluate eye disease is intense and is expected to increase. With respect to our WinStation products, we are aware of two primary competitors in the United States, which produce and are delivering digital fundus imaging systems in volume, Topcon and Zeiss. Both Topcon and Zeiss, however, manufacture fundus cameras and produce angiography products that interface mostly with their own fundus cameras. In contrast, our products interface with different models of fundus cameras from a wide variety of manufacturers. Three other companies are known to have systems in primarily the international market, and the U.S. market to a limited extent, each with small market penetration.

         The primary competition for the DFI comes from traditional fundus cameras manufactured by Topcon, Kowa, Zeiss, Canon and Nidek. None of the current digital fundus cameras include a digital imaging system or certain other DFI features, including live motion imaging. These fundus cameras, when combined with an imaging system comparable to the DFI, are significantly more expensive than the DFI. We are aware of two companies that currently have prototype units that could be similar in function to the DFI, but such units have not yet been sold.

         We are aware of five primary competitors for the DSLI, namely Veatch, MVC, Kowa, Helioasis and Lombard. Additionally, there are approximately four other companies which manufacture similar systems, but these systems currently have little market presence.

         Although we will continue to work to develop new and improved products, many companies are engaged in research and development of new devices and alternative methods to diagnose and evaluate eye disease. Introduction of such devices and alternative methods could hinder our ability to compete effectively and could have a material adverse effect on our business, financial condition and results of operations. Many of our competitors and potential competitors have substantially greater financial, manufacturing, marketing, distribution and technical resources than we have.

         Research and Development

         Our net research and development expenditures in the period ended September 30, 2003 and the years ended December 31, 2002 and 2001 were approximately $476,000, $559,000 and $549,000, respectively. We have focused our recent research and development efforts on new digital image capture products. We expect our research and development expenditures to grow as a result of our company paying for research and development conducted by MediVision on our behalf. In addition, we anticipate an increase in reported expenses that were previously reimbursed to us in connection with the "Computer Guided Laser Therapy" project by the Israel-U.S. Binational Industrial Research and Development Foundation that has since been completed.

         PATENTS, TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

         On June 15, 1993, we were issued United States Letters Patent No. 5,220,360 for "Apparatus and Method for Topographical Analysis of the Retina." This patent relates to the Glaucoma-Scope(R) apparatus, and methods used by the apparatus for topographically mapping the retina and comparing the mapping to previous mappings.

         Further, although we believe that our products do not and will not infringe on patents or violate proprietary rights of others, it is possible that our existing rights may not be valid or that infringement of existing or future patents, trademarks or proprietary rights may occur or be claimed to occur by third parties.

         In the event that any of our products, infringe patents, trademarks or proprietary rights of others, we may be required to modify the design of such products, change the names under which the products or services are provided or obtain licenses. There can be no assurance that we will be able to do so in a timely manner, upon acceptable terms and conditions, or at all. The failure to do any of the foregoing could have a material adverse effect on our business. There can be no assurance that our patents or trademarks, if granted, would be upheld if challenged or that competitors might not develop similar or superior processes or products outside the protection of any patents issued to us. In addition, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent or trademark infringement or proprietary rights violation action. Moreover, if our products infringe patents, trademarks or proprietary rights of others, we could, under certain circumstances, become liable for damages, which also could have a material adverse effect on our business.

         We also rely on trade secrets, know-how, continuing technological innovation and other unpatented proprietary technology to maintain our competitive position. Certain of the proprietary software and optical interfaces of our digital imaging systems are largely proprietary and constitute trade secrets, but the basic computer hardware, software, digital cameras and video components are purchased from third parties. No patent applications have been filed with respect thereto. We anticipate aggressively defending our unpatented proprietary technology, although there is no assurance that others will not independently develop substantially equivalent proprietary information or techniques, or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our rights to our unpatented trade secrets and other proprietary technology.

         We seek to protect our unpatented proprietary technology, in part, through proprietary confidentiality and nondisclosure agreements with employees, consultants and other parties. Our confidentiality agreements with our employees and consultants generally contain industry standard provisions requiring such individuals to assign to us without additional consideration any inventions conceived or reduced to practice by them while employed or retained by us, subject to customary exceptions. There can be no assurance that proprietary information agreements with employees, consultants and others will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known to or independently developed by competitors.

         GOVERNMENT REGULATION

         The marketing and sale of our products are subject to certain domestic and foreign governmental regulations and approvals. Pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act ("FDCA"), we are required to file, and have submitted, a pre-marketing notification with the FDA which provides certain safety and effectiveness information concerning our diagnostic imaging systems, including our DFI and DSLI. The FDA has approved our pre-marketing notification submittals, thereby granting us permission to market our products, subject to the general controls and provisions of the FDCA. The classification of our products require, among other things, annual registration, listing of devices, good manufacturing practices, labeling and prohibition against misbranding and adulteration. Further, because we are engaged in international sales, our products must satisfy certain manufacturing requirements and may subject us to various filing and other regulatory requirements imposed by foreign governments as a condition to the sale of such products.

         We have registered our manufacturing facility with both the FDA and certain California authorities as a medical device manufacturer and operate such facility under FDA and California requirements concerning Quality System Requirements ("QSR"). As a medical device manufacturer, we are required to continuously maintain our QSR compliance status and to demonstrate such compliance during periodic FDA and California inspections. If the facilities do not meet applicable QSR regulatory requirements, we may be required to implement changes necessary to comply with such regulations.

         Although the FDA has made findings which permit us to sell our products in the marketplace, such findings do not constitute FDA approval of these devices and we can not predict the effect that future legislation or regulatory developments may have on our operations. Additional regulations, reconsideration of approvals granted under current regulations, or a change in the manner in which existing statutes and regulations are interpreted or applied may have a material adverse impact on our business, financial condition and results of operations. Moreover, new products and services developed by us, if any, also may be subject to the same or other various federal and state regulations, in addition to those of the FDA.

         INSURANCE

         We maintain general commercial casualty and property insurance coverage for our business operations, as well as product liability insurance. As of November 5, 2003, we have not received any product liability claims and are unaware of any threatened or pending claims. To the extent that product liability claims are made against us in the future, such claims may have a material adverse impact on our business.

         EMPLOYEES

         As of November 5, 2003, we had 42 full-time employees. We also engage the services of consultants from time to time to assist us on specific projects in the areas of research and development, software development, regulatory affairs and product services, as well as general corporate administration.
Certain of these consultants periodically engage contract engineers as independent consultants for specific projects.

         We have no collective bargaining agreements covering any of our employees, have never experienced any material labor disruption, and are unaware of any current efforts or plans to organize our employees. We consider our relationship with our employees to be good.

         TRANSACTION WITH LAURUS MASTER FUND, LTD.

         On September 25, 2003, we entered into a securities purchase agreement with Laurus Master Fund, Ltd. Pursuant to this agreement, we sold to Laurus a secured convertible term note in the principal amount of $1,200,000 bearing interest at the rate of six and one-half percent (6.5%) per annum, due September 25, 2006, convertible into shares of our common stock at a conversion price of $1.07 per share. Interest is payable at our option in cash or shares of common stock. We granted to Laurus a subordinated second priority security interest in our assets to secure the obligations under the note pursuant to a security agreement dated September 25, 2003 between us and Laurus.

         Additionally, we issued a warrant to Laurus to purchase 375,000 shares of our common stock at exercise prices ranging between $1.23 and $1.61 per share. Laurus may exercise the warrant through September 25, 2010.

         We are obligated to register for resale the shares of common stock issuable upon conversion of the note and upon exercise of the warrant pursuant to a registration rights agreement dated September 25, 2003 between the registrant and the purchaser, of which this registration statement relates.

                             DESCRIPTION OF PROPERTY

         We lease under a noncancelable triple net lease expiring in May 2005, approximately 10,200 square feet of office, manufacturing and warehouse space in Sacramento, California. We also lease an approximately 200 square foot sales office in Simsbury, Connecticut on a month-to-month basis. Management believes that our existing facilities are suitable and adequate to meet our current needs. We pay minimum monthly lease payments, with respect to these properties, in the aggregate of approximately $7,400. Management believes our existing leased facilities are adequately covered by insurance. We have no current plans to significantly renovate, improve or develop any of our leased facilities. We do not have, and do not foresee acquiring, any real estate or investments in real estate, and are not engaged in any real estate activities.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         General

         To date, we have designed, developed, manufactured and marketed ophthalmic digital imaging systems and have derived substantially all of our revenues from the sale of such products. The primary target market for our digital angiography systems and related products has traditionally been retinal specialists.

         In October 2001, MediVision, our parent company, signed an agreement for the acquisition of a minority interest by Agfa Gevaert N.V. creating an alliance for joint development and marketing of an integrated, digital Ophthalmology PACS solution. The marketing efforts under this agreement are anticipated to be implemented beginning in the US market, and are to include efforts by us. The extent and focus of future research and development efforts will depend, in large measure, on direction from MediVision, including potential collaborative projects between MediVision and us.

         In June 2003, we signed a licensing agreement with NextGen Healthcare Information Systems, Inc., a subsidiary of Quality Systems, Inc. Under the terms of the agreement, we will become a value added reseller of two computer-based practice management and medical records products: NextGen(R) Electronic Medical Records (EMR) and NextGen(R) Enterprise Practice Management (EPM).

         This strategic business alliance diversifies our product portfolio, enabling us to offer a wider variety of products and comprehensive solutions to our customer base of ophthalmology departments and practices. The NextGen(R) EMR system creates and maintains complete medical records with minimal effort while it streamlines workflow, controls utilization, and manages critical data related to patient care outcomes. The NextGen(R) EPM system is a complete physician management system that provides a common registration system, enterprise-wide appointment scheduling, referral tracking, clinical support, a custom report writer, and patient financial management based on a managed care model.

         At September 30, 2003, we had a stockholders' deficit of approximately $562,000 and our current assets exceeded our current liabilities by approximately $345,000. The convertible note transaction that we entered into with Laurus during September 2003 has had a favorable impact on our current ratio. There can be no assurance that we will be able to achieve or sustain significant positive cash flows, revenues or profitability in the future.

         Critical Accounting Policies, Disclosure and Internal Controls

         Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The financial information contained within our statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. We recognize revenue when products are shipped. Estimates are used relative to the expected useful lives of depreciable assets. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact transactions could change.

         Our Chief Executive Officer and Chief Financial Officer, based on their evaluation within 90 days prior to the date of this report of our disclosure controls and procedures (as defined in Exchange Act Rule 13a--14(c)), have concluded that our disclosure controls and procedures are adequate and effective for purposes of Rule 13a--14(c) in timely alerting them to material information relating to us required to be included in our filings with the SEC under the Securities Exchange Act of 1934.

         There were no significant changes in our internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation.

         Financial Accounting Pronouncement FAS 148
         ------------------------------------------

         In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123" (SFAS" No. 148"). This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123"), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reporting containing financial statements for interim periods beginning after December 15, 2002. Because we account for the compensation cost associated with our stock option plans under the intrinsic value method, the alternative methods of transition will not apply to us. The additional disclosure requirements of the statement are included in these financial statements. We do not believe that the adoption of this Statement had a material impact on our consolidated financial position or results of operations.

         New Accounting Pronouncement FAS 149
         ------------------------------------

         On April 30, 2003, the Financial Accounting Standards Board issued Statement No. 149, "Amendment of Statement on Derivative Instruments and Hedging Activities." This Statement amends and clarifies the accounting for derivative instruments by providing guidance related to circumstances under which a contract with a net investment meets the characteristics of a derivative as discussed in Statement 133. The Statement also clarifies when a derivative contains a financing component. The Statement is intended to result in more consistent reporting for derivative contracts and must be applied prospectively for contracts entered into or modified after June 30, 2003, except for hedging relationships designated after June 30, 2003. In our opinion, adoption of this statement is not expected to have a material effect on our financial position or results of operations.

         New Accounting Pronouncement FAS 150
         ------------------------------------

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, Elements of Financial Statements. The remaining provisions of this Statement incorporate the FASB's intention to revise the definition to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. This Statement concludes the first phase of the FASB's redeliberations of the Exposure Draft, Accounting for Financial Instruments with Characteristics of Liabilities, Equity, or Both. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. In our opinion, adoption of this statement did not have a material effect on our consolidated financial position or results of operations.

         Disposal Obligations
         --------------------

         In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires liabilities for costs related to exit or disposal activities to be recognized when the liability is incurred. SFAS No. 146 supersedes EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity, and is effective for our company in fiscal 2003. We adopted SFAS No. 146 as of the first day of fiscal 2003 and do not expect that the adoption of this statement will have a significant impact on our financial position or results of operations.

         Guarantor Accounting
         --------------------

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). FIN 45 changes current practice in accounting for, and disclosure of, guarantees. FIN 45 will require certain guarantees to be recorded at fair value on our balance sheet, a change from current practice, which is generally to record a liability only when a loss is probable and reasonably estimable, as those terms are defined in SFAS No. 5, Accounting for Contingencies. FIN 45 also requires a guarantor to make significant new disclosures, even when the likelihood of making any payments under the guarantee is remote, which is another change from current practice. The disclosure requirements of FIN 45 are effective immediately and are included in Note 8, "Litigation and Contingencies." The initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 28, 2002. We expect that the new recognition and measurement provisions will not have a significant impact on our future financial position or results of operations.

         Consolidation of Variable Interest Entities
         -------------------------------------------

         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). This standard clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, and addresses consolidation by business enterprises of variable interest entities. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among the parties involved. FIN 46 also enhances the disclosure requirements related to variable interest entities. This statement is effective for variable interest entities created or in which an enterprise obtains an interest after January 31, 2003. FIN 46 will be effective for our company beginning September 7, 2003 for all interests in variable interest entities acquired before February 1, 2003. The adoption of FIN 46 is not expected to have a material impact on our financial position or results of operations

            Selected Financial Data

                                           NINE MONTHS ENDED SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                                      UNAUDITED
                                          ----------------- ----------------- ------------------ -----------------
                                                2003              2002              2002               2001
                                          ----------------- ----------------- ------------------ -----------------

STATEMENT OF OPERATIONS DATA:

Net revenues                              $ 7,232,522       $ 5,950,926       $ 7,908,186        $ 6,512,176
Cost of sales                               2,923,506         2,578,167         2,980,388          2,619,758
                                          ----------------- ----------------- ------------------ -----------------
     Gross profit                           4,309,016         3,372,759         4,927,798          3,892,418
Operating expenses:
  Sales, marketing, general and
  administrative                            2,752,884         2,460,805         3,424,023          3,185,923
  Research and development                    476,234           404,592           558,999            549,419
                                          ----------------- ----------------- ------------------ -----------------
     Total operating expenses               3,229,118         2,865,397         3,983,022          3,735,342
                                          ----------------- ----------------- ------------------ -----------------

Income from operations                      1,079,898           507,362           944,776            157,076
Interest and other expense, net              (164,546)         (265,985)         (360,953)          (273,384)
Net income (loss)  before  extraordinary
item                                                                              583,823           (116,308)
Extraordinary item                                                                                   188,762
Net income before taxes                       915,352           241,377           583,823             72,454
Income taxes                                  (10,500)                -           (19,000)
                                          ----------------- ----------------- ------------------ -----------------
Net income                                $   904,852       $   241,377       $   564,823        $    72,454
                                          ================= ================= ================== =================
Basic earnings per share                  $       .09       $       .03       $       .07        $       .01
Shares used in the calculation of basic
   earnings per share                      10,233,147         8,138,305       $ 8,138,308        $ 8,138,305

Diluted earnings per share                $       .08       $       .03       $       .07        $       .01
                                          ================= ================= ================== =================
Shares used in the calculation of
   diluted earnings per share              10,684,385         8,138,305         8,138,305          8,138,305
                                          ================= ================= ================== =================

STATEMENT OF CASH FLOWS DATA:

Net cash (used in) provided by
   operating activities                   $   605,042       $    37,069       $   725,846        $  (349,371)
Net cash used in investing activities        (205,811)          (34,806)          (72,331)           (97,017)
Net cash provided by (used in)
   financing activities                       862,533            91,926          (342,207)           481,740
Net (decrease) increase in cash and
   cash equivalents                       $ 1,261,764       $    94,189       $   311,308        $    35,352
                                          ================= ================= ================== =================


         Comparison of Nine Months Ended September 30, 2003 to Nine Months Ended September 30, 2002

         Revenues

         Revenues for the first nine months of fiscal 2003 were $7,232,522 representing an increase of approximately 22% from revenues of $5,950,926 for the comparable period of fiscal 2002. Digital angiography systems and peripherals accounted for approximately 92% and 93% of our revenue for the nine-month periods of 2003 and 2002, respectively. Service revenues accounted for approximately 8% of our revenue for the nine-month periods of 2003 and 7% for the comparable period of 2002. Revenues from sales of our products to MediVision were approximately $376,000 and $260,000 during the nine-month periods ended September 30, 2003 and 2002, respectively.

         Gross Margins

         Gross margins for the nine-month period ended September 30, 2003 were approximately 60% as compared to 57% during the comparable period of 2002. We have continued to monitor our expenses in this area in contemplation of current and anticipated business conditions. It is anticipated that our gross margins will decrease as our sales of the NextGen software products become more significant, since the gross margins associated with such sales are below the majority of the products that we currently market.

         Sales, Marketing, General and Administrative Expenses

         Sales and marketing and general and administrative expenses for the first nine months of fiscal 2003 and fiscal 2002 accounted for approximately 38% and 41% of total revenues for the respective nine-month periods. Actual expenses increased to $2,752,884 from $2,460,805 during the nine-month periods of fiscal 2003 and 2002, respectively. Primary contributing factors to the increased expenses, while decreasing the percentage of expenses relative to revenue, were salaries and support costs related to direct sales and other support personnel added during and subsequent to the third quarter of 2002, as well as other costs in connection with the increased sales levels in 2003.

         Research and Development Expenses

         Research and development expenses were $476,234 for the first nine months of fiscal 2003, such expenses accounted for approximately 7% of total revenues as compared to $404,592 or approximately 7% during the comparable period of 2002. We have focused our recent research and development efforts on new digital image capture products. We expect our research and development expenditures to grow as a result of us paying for research and development conducted by MediVision on our behalf. In addition, we anticipate an increase in reported expenses that were previously reimbursed to us in connection with the "Computer Guided Laser Therapy" project by the Israel-U.S. Binational Industrial Research and Development Foundation that has since been completed.

         Interest and Other Expense, net

         Interest and other expense for the nine-month periods were $164,546 and $265,985 in fiscal 2003 and fiscal 2002, respectively. These amounts were comprised principally of interest expense, mainly associated with net borrowings from MediVision and with financing arrangements provided to certain of our customers in connection with sales of our products.

         Net Income

         We recorded net income of $904,852 or $0.09 per share basic and $0.08 per share diluted as compared to $241,377, or $0.03 per share, during fiscal 2003 and fiscal 2002, respectively.

         The results of operations do not include any amounts with respect to a potential contingent liability in connection with the collection of taxes from our customers, which amount has been estimated on the basis of numerous factors and assumptions that might, in the least favorable combination, reach $660,000. We believe that the probability of such an assessment is remote and accordingly, have not recorded a liability in our financial statements. However, there can be no assurance that the amount that might ultimately be assessed for prior periods would not materially affect our results of operations or cash flows in any given reporting period.

         Liquidity and Capital Resources

         Our operating activities generated cash of $605,042 during the nine months ended September 30, 2003 as compared to generating cash of $37,069 in the nine months ended September 30, 2002. The cash generated from operations during the first nine months of 2003 was principally from net income for the period which amounts were partially offset by increased receivables. The cash used in operations during the first nine months of 2002 was principally from net income for the period partially offset by the procurement of inventory required to meet the third quarter and anticipated near-term sales demand for our products.

         Cash used in investing activities was $205,811 during the first nine months of 2003 as compared to $34,806 during the same period for 2002. Our primary investing activities consisted of an investment to secure the line of credit with our bank and the costs associated with the placement of the convertible debt instrument with Laurus. We anticipate continued certain near-term capital expenditures in connection with increasing our pool of demonstration equipment, as well as our ongoing efforts to upgrade our existing management information and corporate communication systems. We anticipate that related expenditures, if any, will be financed from cash flow from operations, borrowings under existing arrangements with MediVision, if available, or other financing arrangements available to us, if any.

         We generated cash in financing activities of $862,533 during the first nine months of fiscal 2003 as compared to generating cash of $91,926 during the comparable period of fiscal 2002. The cash generated in financing activities during the first nine months of 2003 was principally from proceeds received from the signing of the $1,200,000 convertible debt instrument offset by repayments of borrowings under existing arrangements with MediVision, while the cash generated during the same period in 2002 was principally from borrowings under existing arrangements with MediVision. Principal payments on notes payable other than to MediVision in both years were minimal.

         In June 2003, MediVision exercised its option, as stipulated in the Amendment No.1, to convert $1,150,000 of principal and interest at a conversion price of $0.185 per share into 6,216,216 common shares of stock. As a result of the foregoing transactions, MediVision currently owns approximately 85% of our outstanding common stock.

         At  September  30,  2003,   after  the  conversion,   we  had  recorded
approximately $430,000 in aggregate debt owed to MediVision.

         On September 30, 2003 our cash and cash equivalents were $1,644,998. We anticipate that additional sources of capital beyond those currently available to us may be required to continue funding of research and development for new products and selling and marketing related expenses for existing products.

         We will continue to evaluate alternative sources of capital to meet our cash requirements, including other asset or debt financing, issuing equity securities and entering into other financing arrangements and are hopeful that we will be successful in this regard. There can be no assurance, however, that any of the contemplated financing arrangements described herein will be available and, if available, can be obtained on terms favorable to us.

         Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

         Revenues

         Our revenues for the year ended December 31, 2002 were $7,908,186 representing an increase of approximately 21% from revenues of $6,512,176 for the year ended December 31, 2001. The increased revenue levels for 2002 include revenues from initial deliveries of our newest digital angiography systems, including the WinStation 1400 and WinStation 5000. Sales of these products, including upgrades, accounted for approximately 87% of our total revenues for the year ended 2002. The increased revenue levels during the 2002 period reflect the impact of a number of factors discussed in further detail below. Revenues from sales of systems incorporating our DFI and DSLI products accounted for approximately 5% and 6% of revenues during 2002 and 2001, respectively.

         Gross Margins

         Gross margins were approximately 62% during fiscal 2002 versus approximately 60% for fiscal 2001. The fiscal 2002 gross margin percentage reflects the continued impact of sales of higher margin products as well as economies of scale associated with the fixed and semi-variable overhead cost absorption over increased revenue levels. The 2001 gross margin percentage reflects the impact of sales of higher margin products as well as economies of scale associated with fixed and semi-variable overhead cost absorption over increased revenue levels. Pursuant to the Closing of the transactions with MediVision, we have, with support from MediVision, undertaken certain gross margin enhancement efforts and continue to monitor our expenses in this area in contemplation of current and anticipated business conditions.

         Sales, Marketing, General and Administrative Expenses

         Sales, marketing, general and administrative expenses accounted for approximately 43% of total revenues during fiscal 2002 as compared with approximately 49% during fiscal 2001. Expense levels increased to $3,424,023 during fiscal 2002, representing an increase of approximately 7% compared to expenses of $3,185,923 in 2001. Primary contributing factors to the increased expenses were professional, administrative and other costs as well as increased commissions and other expenses associated with significantly increased revenue levels during 2002 versus 2001.

         Research and Development Expenses

         Research and development expenses increased by approximately 2% to $558,999 during 2002 from $549,419 during 2001. Such expenses accounted for approximately 7% of total revenues during fiscal 2002 as compared to approximately 8% of revenues during fiscal 2001. We have focused our recent research and development efforts on new digital image capture products and reducing cost configurations for our current products. The extent and focus of future research and development efforts will depend, in large measure, on direction from MediVision, including potential collaborative projects between MediVision and us.

         Other Income (Expense)

         Other expense was $360,953 during 2002 compared to $273,384 during 2001. These amounts were comprised principally of interest expense associated with net borrowings from MediVision during fiscal 2002 and 2001, respectively, interest expense associated with financing arrangements provided to certain of our customers in connection with sales of our products and interest expense in connection with a stock appreciation right granted to our bank discussed in further detail below. Interest income in both periods was insignificant.

         Net Income (Loss)

         We reported net income of $564,823, or $.07 per share, during 2002, compared to a net income of $72,454, or $0.01 per share, during 2001. The per share figures are basic amounts in accordance with Financial Accounting Standards No. 128 (see Note 1 of Notes to Financial Statements included in this Form SB-2).

         The 2001 amounts include an extraordinary gain recorded during the first quarter of $188,762, or $0.02 per share, resulting from the negotiated reduction of certain principal and interest charges previously recorded in connection with a stock appreciation right granted to our bank discussed in further detail in Note 12 of the Notes to Financial Statements included in this Form SB-2.

         The results of operations for 2002 reflect the positive impact of our ongoing attention and resources to core marketing, selling and corporate operations issues. Growing sales of our digital angiography products reflect the market acceptance of these products and the ongoing product quality improvements made to meet customers' requirements. The results of operations for 2001 reflect the positive impact of redirecting our attention and resources to core marketing, selling and corporate operations issues, and it marks our first year of profitability since our initial public offering. Initial sales of our newest digital angiography products contributed significantly to these results and we are hopeful that these products will contribute substantial future revenues. There can be no assurance, however, that there will be continued market acceptance of these products or that any continued market acceptance will result in significant future unit sales or revenue contribution.

         The results of operations do not include any amounts with respect to a potential contingent liability in connection with the collection of taxes from our customers, which amount has been estimated on the basis of numerous factors and assumptions that might, in the least favorable combination, reach $665,000. Management believes that the probability of such an assessment is remote and accordingly, has not recorded a liability in our financial statements. However, there can be no assurance that the amount that might ultimately be assessed for prior periods would not materially affect our results of operations or cash flows in any given reporting period (see Note 11 of Notes to Financial Statements included in this Form SB-2).

         Export Sales

         Revenues from sales to customers located outside of the United States accounted for approximately 11% and 12% of our net sales for 2002 and 2001, respectively.

         Seasonality

         Our most effective marketing tool is the demonstration and display of our products at the annual meeting of the American Academy of Ophthalmology held during the fall of each year, with a significant amount of our sales orders generated during or shortly after this meeting. Accordingly, we expend a considerable amount of time and resources during the fourth quarter of our fiscal year preparing for this event. As a consequence, our revenues and profitability typically increase during this quarter.

                             SELLING SECURITY HOLDER

         Laurus Master Fund, Ltd. may sell, from time to time under this prospectus, up to an aggregate of 1,716,496 shares of our common stock, representing 1,341,496 shares that may become issuable upon conversion of the principal of and interest on a three-year $1,200,000 secured convertible term note at a fixed conversion price of $1.07 per share and up to 375,000 shares of our common stock issuable upon the exercise of a warrant. The exercise prices of the warrant ranges between $1.23 and $1.61 per share.

         The following table sets forth, to our knowledge, certain information about the selling security holder as of November 5, 2003. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holder and the percentage ownership of the holder, shares of common stock issuable upon conversion of the note and upon exercise of the warrant held by the holder that are currently convertible or are exercisable or convertible or exercisable within 60 days after the date of the table are deemed outstanding.

         To our knowledge, Laurus Master Fund, Ltd. has sole voting and investment power with respect to all of the shares of common stock beneficially owned by it, except that Laurus Capital Management, LLC, a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus. David Grin and Eugene Grin are the principals of Laurus Capital Management, LLC. The address for Messrs. David Grin and Eugene Grin is 825 Third Avenue, 14th Floor, New York, New York 10022. The selling security holder has not held nor had any material relationship with us within the past three years.

         As of November 5, 2003, a total of 14,354,521 shares of our common stock were outstanding. The following table sets forth information as of that date regarding the beneficial ownership of our common stock both before and immediately after the offering. Actual ownership of the shares is subject to conversion of the convertible note and exercise of the warrant.

         The terms of the convertible note and warrant whose underlying shares of common stock are included for resale under this prospectus prohibit conversion of the note or exercise of the warrant to the extent that conversion of the note and exercise of the warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling security holder described below.

------------------------------------------------------------------------------------------------------------------------------------
                                                                        SHARES BENEFICIALLY OWNED
                                    SHARES BENEFICIALLY OWNED                 SHARES BEING
                                        PRIOR TO OFFERING                       OFFERED                    AFTER THE OFFERING (1)
                                 ---------------------------------      -------------------------      -----------------------------
NAME OF BENEFICIAL OWNER              NUMBER           % OF CLASS                                      NUMBER       % OF CLASS
 Laurus Master Fund, Ltd.         1,716,496 (2)(3)      10.7% (3)           1,716,496(2)                 0               0
------------------------------------------------------------------------------------------------------------------------------------


(1)  Assumes all shares being offered by the selling security holder are sold.

(2) Includes 1,121,496 shares issuable upon conversion of the principal of a convertible note, 220,000 shares issuable upon conversion of interest under the convertible note and 375,000 shares issuable upon exercise of a warrant.

(3) Assumes conversion of all of the outstanding principal and interest of the note and exercise of all of the warrant. As further discussed above, the note and warrant contain 4.99% provisions which restrict the selling security holder from beneficially owning in excess of 4.99% of our outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

         The selling security holder and any of its donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holder may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o broker-dealers may agree with the selling security holder to sell a specified number of shares at a stipulated price per share;

         o        a combination of any of these methods of sale; or

         o        any other method permitted by applicable law.

         The sale price to the public may be:

         o        the market price prevailing at the time of sale;

         o        a price related to the prevailing market price;

         o        at negotiated prices; or

         o a price the selling security holder determines from time to time.

         Laurus has agreed, pursuant to the securities purchase agreement between Laurus and us that Laurus or any of its affiliates and investment partners will not and will not cause any person or entity, directly or indirectly, to engage in "short sales" of our common stock for as long as the convertible note is outstanding. "Short sales" are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller's control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

         The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

         The selling security holder may pledge its shares to its broker under the margin provisions of customer agreements. If the selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling security holder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The selling security holder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If the selling security holder informs us that it has entered into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling security holder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         Ophthalmic Imaging Systems is required to pay all fees and expenses incident to the registration of the shares and has agreed to indemnify the selling security holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

         Darma Plus, Inc. d/b/a Draper & Associates acted as placement agent in connection with the transaction with Laurus and received a cash fee of $24,000.


                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 20,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share. As of November 5, 2003, we had 14,354,521 shares of common stock outstanding and no shares of preferred stock outstanding. The following is a summary description of our capital stock.

         COMMON STOCK

         The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board of directors may from time to time determine, subordinate to any preferences that may be granted to the holders of preferred stock. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote.

         The common stock is not entitled to preemptive rights and may not be redeemed or converted. Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders are divided among the holders of the common stock in proportion to the number of shares of common stock held by each of them, after payment of all of our debts and liabilities and fulfillment of the rights of any outstanding class or series of preferred stock that has priority to distributed assets. The rights of holders of common stock are subordinate to those of holders of any series of preferred stock.

         All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders may be diluted.

         PREFERRED STOCK

         Preferred stock may be issued from time to time in one or more series, and our board of directors, without action by the holders of common stock, may fix or alter the voting rights, redemption provisions, dividend rights, dividend rates, claims to our assets superior to those of holders of our common stock, conversion rights and any other rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock. The board of directors, without stockholder approval, can issue shares of preferred stock with rights that could adversely affect the rights of the holders of common stock. The issuance of shares of preferred stock could adversely affect the voting power of the holders of common stock and could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding common stock.

         Preferred stock can be used as an anti-takeover measure. The board of directors has exclusive discretion to issue preferred shares with rights that may trump those of its common stock. The board of directors could use an issuance of preferred stock with dilutive or voting preferences to delay, defer or prevent common stock stockholders from initiating a change in control of our company or reduce the rights of common stockholders to the net assets upon dissolution. Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of our common stock.

         SECURED CONVERTIBLE TERM NOTE

         On September 25, 2003, we issued a secured convertible term note to Laurus Master Fund, Ltd. in the principal amount of $1,200,000 pursuant to a private placement transaction with Laurus. The secured convertible term note matures on September 25, 2006 and bears interest at the rate of six and one-half percent (6.5%) per annum. Interest is payable monthly at our option in cash or shares of our common stock. If a registration statement covering the shares of common stock issuable upon conversion of the note is effective and the volume weighted average of the closing price of our common stock for the five trading days immediately preceding the end of the calendar month is at least $1.34, the interest rate shall be reduced by 25 basis points for each incremental increase.

         The note is convertible into shares of our common stock at a fixed conversion price of $1.07 per share. We granted to Laurus a subordinated second priority security interest in our assets to secure the obligations under the note pursuant to a security agreement dated September 25, 2003 between us and Laurus. We are required to make monthly amortization payments to Laurus commencing on December 25, 2003 in the amount of $36,363.64 plus any accrued but unpaid interest. Such amortization payments shall be payable monthly at our option in cash or shares of common stock.

         In the event that the closing price of our common stock is greater then 115% of the conversion price for a period of at least five consecutive trading days, we may, at our sole option, require the conversion at the fixed conversion price of all or a portion of the outstanding principal amount of the note, together with accrued interest on the amount being prepaid, as of the date we provide written notice of the call. The call date shall be at least eleven trading days following the date of the call notice provided that a registration statement covering the shares of common stock issuable upon conversion of the note is effective. Our right to issue a call notice is subject to the limitation that the number of shares of common stock issued in connection with any call notice shall not exceed 25% of the aggregate dollar trading volume of our common stock for the eleven trading days immediately preceding the call date. If the price of our common stock falls below 115% of the fixed conversion price during the eleven trading day period immediately preceding the call date, then Laurus will then be required to convert only such amount of the note as shall equal 25% of the aggregate dollar trading volume for each day that our common stock has exceeded 115% of the fixed conversion price.

         If such prepayment is made on or before September 25, 2004, we will have the option of prepaying the note in full by paying to Laurus a sum of money equal to 112% of the principal amount of the note plus all accrued and unpaid interest thereon. If such prepayment is made after September 25, 2004 and on or before September 25, 2005, we will have the option of prepaying the note in full by paying to Laurus a sum of money equal to 107% of the principal amount of the note plus all accrued and unpaid interest thereon. If such prepayment is made after September 25, 2005 and on or before September 25, 2006, we will have the option of prepaying the note in full by paying to Laurus a sum of money equal to 103% of the principal amount of the note plus all accrued and unpaid interest thereon.

         The terms of the convertible note prohibit conversion of the note to the extent that conversion of the note would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us.

         WARRANT

         On September 25, 2003, we issued a warrant to Laurus Master Fund, Ltd. to purchase up to 375,000 shares of our common stock pursuant to a private placement transaction with Laurus. Laurus may exercise the warrant through September 25, 2010. The exercise price under the warrant is as follows: a price of $1.23 per share for the first 100,000 shares acquired upon exercise of the warrant; a price of $1.39 per share for the next 125,000 shares acquired upon exercise of the warrant; and a price of $1.61 per share for any additional shares acquired upon exercise of the warrant. The terms of the warrant prohibit exercise of the warrant to the extent that exercise of the warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

(a)      Directors and Executive Officers.

         The following is a list of the names and ages of our directors and executive officers:

Name                    Age       Position
--------------------------------------------------------------------------------

Gil Allon               42        Chief Executive Officer and Director
Ariel Shenhar           38        Chief Financial Officer, Vice President,
                                  Secretary, and Director
Jonathan Adereth        56        Director, Chairman of the Board
Noam Allon              44        Director
Alon Harris, Ph.D.      44        Director

         Gil Allon has served as a member of our Board of Directors since August 2000 and has served as our Chief Executive Officer since January 2002. Mr. Allon has acted in the capacity of our Chief Executive Officer since August 2000. Mr. Allon is also a member of the Compensation and Nomination Committees of our Board of Directors. Mr. Allon has also served as the Vice President, Chief
Operating Officer and a member of the Board of Directors of MediVision since MediVision's inception in June 1993. Mr. Allon received his B.A. and M.Sc. in Computer Science, both with distinction, from the Technion Israel Institute of Technology in Haifa, Israel in May 1987 and December 1989, respectively, and his M.B.A. with distinction in Business Management from the University of Haifa in September 1999.

         Ariel Shenhar has served as a member of our Board of Directors since August 2000, has served as our Vice President and Chief Financial Officer since July 2002 and has served as our Secretary since August 2002. Mr. Shenhar has also served as a member of the Board of Directors of MediVision since August 1994 and as its Vice President and Chief Financial Officer since January 1997. Mr. Shenhar served as a member of the Board of Directors of Fidelity Gold Real Estate Markets Ltd., an Israeli public company engaged in real estate, from 1994 to 1998, as an accountant at Nissan Caspi & Co. Certified Public Accountants in Jerusalem, Israel in 1996, and at Witkowski &Co. Certified Public Accountants in Tel Aviv, Israel from 1994 to 1995. Mr. Shenhar received his B.A. in Economics and Accounting in June 1992 and his M.B.A. in Finance, with distinction, in June 1999 both from the Hebrew University in Jerusalem, Israel, and has been a Certified Public Accountant since January 1997.

         Jonathan Adereth has served as Chairman of our Board of Directors since August 2000. Mr. Adereth is also Chairman of each of the Audit, Compensation and Nomination Committees of our Board of Directors. Mr. Adereth has also served as a member of the Board of Directors of MediVision since July 1, 1999. Mr. Adereth currently serves also as Chairman of the Board of Directors of Barnev Ltd., an Israeli corporation engaged in the business of labor monitoring systems. In addition, Mr. Adereth is a director of UCGT Ltd., an Israeli corporation and of Magnalab Inc., a US based corporation. Both companies are engaged in medical imaging technology. From 1994 to 1998, Mr. Adereth served as President and CEO and as a member of the Board of Directors of Elscint Ltd., one of Israel's largest medical equipment companies engaged in the development, manufacturing and marketing of medical imaging products such as CT scanners, MRI systems and gamma cameras. Prior thereto Mr. Adereth served as a senior officer of Elscint Ltd. in various positions and capacities, including as Senior Vice President of Sales and Marketing in 1994 and as Vice President of Sales, from 1986 to 1993. Mr. Adereth received his B.Sc. in Physics from the Technion Israel Institute of Technology in Haifa, Israel in May 1973.

         Noam Allon has served as a member of our Board of Directors since August 2000. Mr. Allon has also served as the President, Chief Executive Officer and a member of the Board of Directors of MediVision since MediVision's inception in June 1993. Mr. Allon received his B.Sc. in Computer Science with distinction from the Technion Israel Institute of Technology in Haifa, Israel in May 1986.

         Alon Harris has served as a member of our Board of Directors since November 2001. Professor Harris has been Director of the Glaucoma Research and Diagnostic Center (the "Center") in the Department of Ophthalmology at the Indiana University School of Medicine ("Indiana") since 1993. The Center, founded by Professor Harris, specializes in investigation of ocular blood flow and its relationship to eye diseases such as glaucoma, age-related macular degeneration and diabetic retinopathy. He has been the Letzter Professor of Ophthalmology at Indiana since 2000 and has been a Professor of Ophthalmology and Physiology and Biophysics at Indiana since 1999. Professor Harris is the 1995 recipient of the Research to Prevent Blindness International Scholar Award and holds the Letzter Endowed Chair of Ophthalmology.

         There are no family relationships among any of the persons listed above except that Noam Allon and Gil Allon are brothers.

         (b)      Section 16(a) Compliance.

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and any other equity securities.

         We believe that during the year ended December 31, 2002, our acting officers, directors and holders of more than 10% of our outstanding common stock complied with all Section 16(a) filing requirements.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of our common stock as of November 5, 2003, by (i) each person who "beneficially" owns more than 5% of all outstanding shares of common stock, (ii) each director and the executive officer identified above, and (iii) all directors and the executive officer as a group.

             Name and Address of                        Amount and Nature of
               Beneficial Owner                           Beneficial Owner                    Percent of Class
             -------------------                        --------------------                  ----------------
MediVision Medical Imaging Ltd.                            12,180,151 (1)                          84.9%
P.O. Box 45, Industrial Park
Yokneam Elit
20692 Israel

Gil Allon                                                    286,666(2)                             2.0%
221 Lathrop Way, Suite I
Sacramento, CA 95815

Ariel Shenhar                                                166,667 (2)                            1.2%
221 Lathrop Way, Suite I
Sacramento, CA 95815

Jonathan Adereth                                             160,000 (2)                            1.1%
221 Lathrop Way, Suite I
Sacramento, CA 95815

Noam Allon                                                   160,000 (2)                            1.1%
221 Lathrop Way, Suite I
Sacramento, CA 95815

Alon Harris, Ph.D.                                           13,333 (2)                              *
221 Lathrop Way, Suite I
Sacramento, CA 95815

Directors and Officers as a group                            786,666 (2)                            5.5%
(total of 5 persons)

-------------------------------------------------------------------------------

*        Represents less than 1%.

(1)      As  indicated  in a Schedule  13D/A filed by  MediVision  on August 22,
         2003.
(2) Represents shares subject to stock options exercisable within 60 days from November 5, 2003.


                             EXECUTIVE COMPENSATION

(a)      Summary Executive Compensation Table

                           SUMMARY COMPENSATION TABLE

           NAME AND PRINCIPAL              FISCAL                                      OTHER ANNUAL
                POSITION                    YEAR       SALARY ($)       BONUS ($)     COMPENSATION ($)
           ------------------               ----       ----------       ---------     ----------------
  Gil Allon                                 2002      $122,769(1)     $39,892(2)         $36,126(3)
     Chief Executive Officer                2001       120,000         42,269(4)          40,639(5)
                                            2000        40,000            --              21,710(6)

(1) Payments to and on behalf of Mr. Allon for his services to us in 2002 were generally made directly by us to Mr. Allon. Payments to and on behalf of Mr. Allon for his services to us in 2001 and 2000 were generally made directly by MediVision and charged to us.

(2) $10,000 of this amount was paid during 2002. The balance was accrued in the financial statements. We paid the balance in 2003.

(3) Represents $25,800 in housing expenses paid by MediVision and charged to us and approximately $10,326 in automobile expenses paid directly by us.

(4)      Paid by us to Mr. Allon in June 2002.

(5) Represents $21,925 in housing expenses and $5,514 in medical insurance premiums paid by MediVision and charged to us and approximately $13,200 in automobile expenses for Mr. Allon paid by us.

(6)      Represents  $15,778  in  relocation  expenses  and  $1,532  in  medical
         insurance   premiums  paid  by   MediVision   and  charged  to  us  and
         approximately $4,400 in automobile expenses for Mr. Allon paid by us.

         (b)      Summary Option Grants

         During the year ended December 31, 2002, we did not grant any options to any named executive officers. We granted the following options during 2003 to named executive officers: Gil Allon: 70,000 shares; and Ariel Shenhar: 50,000 shares.

         (c)      Aggregated Option Exercises and Fiscal Year End Values

                  OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

                                                               Number of Securities
                                                                    Underlying        Value of Unexercised
                                                                   Unexercised            In-the-Money
                                                                 Options/SARs at         Options/SARs at
                                    Shares                            FY-End               FY-End ($)
                                 Acquired on       Value         (#)Exercisable/          Exercisable/
             Name                Exercise (#)  Realized ($)     Unexercisable (1)         Unexercisable
-------------------------------- ------------- -------------- ----------------------- ----------------------
Gil Allon                             --            --           166,667/83,333                   --
     Chief Executive Officer

Ariel Shenhar
     Vice President, Chief            --            --           100,000/50,000                   --
     Financial Officer

(1) All options had a market value of $.26 per share at December 31, 2002. The exercise price on all shares was $.406 per share.

         (d)      Compensation of Directors

         We entered into an employment agreement with Mr. Allon, dated December 1, 2001, for his services as Chief Executive Officer, for a term of approximately one year, commencing on January 1, 2002 and expiring on December 15, 2002, which agreement was renewed on December 15, 2002 for an indefinite term. Under the terms of Gil Allon's employment agreement, which was revised in October 2002, his salary was increased from $120,000 to $132,000 annually, is provided a company car for business use and a bonus plan determined annually by our Board of Directors. In addition, Mr. Allon is entitled to the benefit package offered to all other employees.

         We have also entered into an employment agreement with Ariel Shenhar for his services as Chief Financial Officer, for a term of approximately one year, commencing on July 22, 2002 and expiring on June 30, 2003. We are in the process of entering into a new employment agreement with Mr. Shenhar which we expect to be finalized shortly. Under the terms of Ariel Shenhar's prior employment agreement, Mr. Shenhar receives a salary of $114,000 annually, a company car for business use and a bonus plan to be determined annually by the Board of Directors. In addition, Mr. Shenhar is entitled to the benefit package offered to all other employees.

         In addition, Jonathan Adereth provides us with certain consulting services. For services rendered during the year ended December 31, 2002, Mr. Adereth earned consulting fees of approximately $23,500, plus expenses.

         Pursuant to a letter agreement executed on October 24, 2001, between us and Alon Harris, we have agreed to the following in connection with his service as a director: (i) to grant to Dr. Harris options to purchase up to 20,000 shares of our common stock, at a per share exercise price not less that fair market value on the date of the grant, (ii) to pay to Dr. Harris, in four equal quarterly installments, an annual retainer in the aggregate amount of $4,000,
(iii) to pay to Dr. Harris a per meeting fee of $500 for attending non-telephonic meetings of the Board, (iv) to pay to Dr. Harris an hourly fee of $100 for attending telephonic meetings of the Board, and (v) to reimburse Dr. Harris for reasonable expenses incurred in connection with his services as a director. In September 2002, the agreement with Dr. Harris was revised beginning with the third quarter to provide him with a quarterly retainer in the amount of $1,500 for his services while removing the fees associated with attending Board meetings. Dr. Harris earned consulting fees of approximately $6,000, of which approximately $3,000 remained accrued but unpaid as of December 31, 2002. This amount was paid in 2003. The referenced options were granted in January 2002 at a per share exercise price of $.10, which price exceeded the closing price of our common stock on the date of grant.

         No standard arrangement regarding compensation of the directors has been adopted by the Board, and, except as noted above, we have not paid any compensation to any director.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         MediVision and Premier Transactions

         In February 1998, we entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Premier Laser Systems, Inc., a California corporation ("Premier"), whereby Premier would offer to buy those shares of our common stock not already owned by it. In August 1998, however, Premier notified us that, due to a variety of factors, Premier would not be able to close the transactions contemplated under the Stock Purchase Agreement and we thereupon terminated the Stock Purchase Agreement. As a result of such termination, we made demand to Premier for payment of a $500,000 termination fee (the "Termination Fee") as provided for in the Stock Purchase Agreement. The demand was not pursued at the time because of a revival of plans for merger of the companies.

         In October 1999, we entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with Premier whereby, upon requisite shareholder approval, we would have become a wholly-owned subsidiary of Premier.

         Also in October 1999, we entered into two stock purchase agreements with Premier with respect to our Series B Preferred Stock whereby, among other things, Premier purchased 150 shares of our Series B Preferred Stock with each share carrying the voting power of 1,000 shares of our common stock, at a per share price of $25 in exchange for Premier's cancellation of certain of our debt in the aggregate amount of $3,750.

         In February 2000, Premier notified us that it was considering seeking protection under the U.S. Bankruptcy Code and we thereupon terminated the Merger Agreement. In March 2000, Premier filed a voluntary petition for protection and reorganization under Chapter 11 of the U.S. Bankruptcy Code.

         As a result of the foregoing transactions, at the time of its bankruptcy filing, Premier owned 49.5% of our outstanding common stock and all 150 outstanding shares of our Series B Preferred Stock, thereby giving Premier majority voting control.

         In July 2000, we, Premier and MediVision entered into a series of definitive agreements relating to the transfer of Premier's ownership interests in us to MediVision in exchange for cash and stock (the "MediVision Investments"). In separate but related transactions, MediVision loaned us $260,000 as short-term funding for continued operations and, upon the closing of the transactions contemplated under the agreements in August 2000 (the "Closing"), MediVision committed to loan up to $1,500,000 to us, which is convertible at MediVision's option, at any time into shares of our common stock at a conversion price of $.80 per share. Under the terms of the Working Capital Note, borrowings bear interest at the rate of 9.3% per annum and are secured by substantially all of our assets. Pursuant to the agreements relating to the MediVision Investments, among other things: (i) our entire debt owed to Premier, calculated at an approximate book value of $2,100,000, was converted per the agreements in favor of Premier into shares of our common stock at a conversion price of $.55 per share; and (ii) MediVision purchased all of our stock then held by Premier, including 150 shares of our Series B Preferred Stock which were converted by their terms into shares of common stock, and 3,832,727 shares of common stock issued pursuant to the conversion of the Premier debt.

         In addition, at the Closing, we and Premier executed a mutual waiver and release of claims, thereby releasing each other from any and all claims, whether known or unknown between them, including the $500,000 Termination Fee claimed by us against Premier.

         In July 2001, we entered into Amendment No. 1 to the Working Capital Funding Agreement ("Amendment") with MediVision whereby, among other things, the maximum principal amount of allowable borrowings pursuant to the Working Capital Funding Agreement entered into in connection with the Closing was increased by $1 million to $2.5 million. In connection with the Amendment, we executed in favor of MediVision a promissory note in the aggregate amount of $1 million (the "Amendment Note"). Under the terms of the Amendment Note, all principal amounts outstanding, together with any and all accrued interest, is payable by August 31, 2003 or as otherwise stipulated in the Amendment Note, except that MediVision may, at its option, at any time convert any amount of principal and accrued but unpaid interest then outstanding into shares of our common stock at a conversion price of $.185 per share, subject to adjustment upon the occurrence of certain events set forth in the Amendment Note. Under the terms of the Amendment Note, borrowings bear interest at the rate of 9.3% per annum and are secured by all of our assets.

         In June 2003, MediVision exercised its option, as stipulated in the Amendment No.1, to convert $1,150,000 of principal and interest at a conversion price of $0.185 per share into 6,216,216 common shares of stock. As a result of the foregoing transactions, MediVision currently owns approximately 85% of our outstanding common stock.

         At  September  30,  2003,   after  the  conversion,   we  had  recorded
approximately $430,000 in aggregate debt owed to MediVision.

                                LEGAL PROCEEDINGS

         Other than immaterial claims in the ordinary course, to our knowledge, there are no material legal proceedings presently pending or threatened to which we (or any of our directors or officers in their capacity as such) are, or may be, a party or to which our property is, or may be, subject.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been our directors or officers in accordance with Section 317 of the California Corporations Code. Our bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         None of the principal accountant's reports on the financial statements for either of the past two years or the transition period contains an adverse opinion or disclaimer of opinion, and none was modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Perry-Smith LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., 12039 W. Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228. Its telephone number is (303) 262-0600.

                         INTEREST OF EXPERTS AND COUNSEL

         Our consolidated financial statements as of the years ended December 31, 2002 and 2001 included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Perry-Smith LLP, independent certified public accountants, to the extent and for the periods set forth in their report and are incorporated in this prospectus in reliance upon the report given upon the authority of Perry-Smith LLP as experts in auditing and accounting.

         The validity of the shares of common stock offered under this prospectus will be passed upon by Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document which is filed as an exhibit to the registration statement.

         For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may be obtained from the Securities and Exchange Commission upon the payment of the charges prescribed by the Securities and Exchange Commission. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

         The Securities and Exchange Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's web site address is http://www.sec.gov. Our web site address is www.oisi.com.

                           OPHTHALMIC IMAGING SYSTEMS
                              FINANCIAL STATEMENTS

            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED)

                           Ophthalmic Imaging Systems
                             Condensed Balance Sheet
                               September 30, 2003
                                   (Unaudited)

ASSETS
------
Current assets:
    Cash and equivalents                                                         $           1,644,998
    Accounts receivable, net                                                                 1,463,158
    Inventories, net                                                                           321,703
    Prepaid expenses and other current assets                                                  243,968
    Deferred tax asset                                                                          51,000
                                                                                 -------------------------
Total current assets                                                                         3,724,827
Furniture and equipment, net of accumulated
    depreciation and amortization of $1,369,190                                                150,809
Restricted cash for line of credit                                                             150,000
Other assets                                                                                    57,798
                                                                                 -------------------------
                                                                                 $           4,083,434
                                                                                 =========================
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
    Accounts payable                                                             $             558,740
    Current Maturities of long-term debt                                                       363,636
    Accrued liabilities                                                                      1,587,346
    Deferred extended warranty revenue                                                         468,104
    Customer deposits                                                                          373,698
    Income taxes payable                                                                        27,950
                                                                                 -------------------------
Total current liabilities                                                                    3,379,474
                                                                                 -------------------------

Noncurrent Liabilities:
    Notes payable other                                                                        836,364
    Notes payable to related party                                                             429,990
                                                                                 -------------------------
Total noncurrent liabilities                                                                 1,266,354
                                                                                 -------------------------
Stockholders' deficit:
    Preferred stock, no par value, 20,000,000 shares authorized; none issued
         or outstanding                                                                              -
    Common stock, no par value, 20,000,000 shares authorized; 14,354,521
         issued and outstanding                                                             13,780,604
    Accumulated deficit                                                                    (14,342,998)
                                                                                 -------------------------
    Total stockholders' deficit                                                               (562,394)
                                                                                 -------------------------
                                                                                 $           4,083,434
                                                                                 =========================


                  THE ACCOMPANYING NOTES ARE IN INTEGRAL PART
                    OF THESE CONDENSED FINANCIAL STATEMENTS

                           Ophthalmic Imaging Systems
                       Condensed Statements of Operations
                                   (Unaudited)

                                                                NINE MONTHS ENDED SEPTEMBER 30,
                                                                     2003            2002
                                                                 ------------    ------------
Net revenues                                                     $  7,232,522    $  5,950,926
Cost of sales                                                       2,923,506       2,578,167
                                                                 ------------    ------------
Gross profit                                                        4,309,016       3,372,759
Operating expenses:
         Sales and marketing                                        1,992,427       1,606,099
         General and administrative                                   760,457         854,706
         Research and development                                     476,234         404,592
                                                                 ------------    ------------
             Total operating expenses                               3,229,118       2,865,397
                                                                 ------------    ------------
Income from operations                                              1,079,898         507,362
Interest and other expense, net                                      (164,546)       (265,985)
                                                                 ------------    ------------
Net income before income taxes                                        915,352         241,377
Income taxes                                                          (10,500)           --
                                                                 ------------    ------------
Net income                                                       $    904,852    $    241,377
                                                                 ============    ============
Shares used in the calculation of basic net income per share       10,233,147       8,138,305
Basic net income per share                                       $       0.09    $       0.03
                                                                 ============    ============
Shares used in the calculation of diluted net income per share     10,684,385       8,138,305
Diluted net income per share                                     $       0.08    $       0.03
                                                                 ============    ============

                  THE ACCOMPANYING NOTES ARE IN INTEGRAL PART
                    OF THESE CONDENSED FINANCIAL STATEMENTS

                           OPHTHALMIC IMAGING SYSTEMS

                       CONDENSED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)


                                                            Nine months ended September 30,
                                                                 2003            2002
                                                                 ----            ----
OPERATING ACTIVITIES:
Net Income                                                   $   904,852    $   241,377
Adjustment to reconcile net income to net cash
     provided by (used in) operating activities
     Depreciation and amortization                                38,645         57,413
     Net increase in current assets other than cash
         and equivalents                                        (610,705)      (153,605)
     Net increase (decrease) in current liabilities other
         than short-term borrowings                              272,250       (108,116)
                                                             -----------    -----------
Net cash provided by (used in) operating activities              605,042         37,069

INVESTING ACTIVITIES:
Purchases of furniture and equipment                             (10,903)       (25,449)
Increase in restricted cash                                     (150,000)
Net increase in other assets                                     (44,908)        (9,357)
                                                             -----------    -----------
Net cash provided by (used in) investing activities             (205,811)       (34,806)

FINANCING ACTIVITIES:
Principal payments on notes payable                               (4,167)        (5,874)
Proceeds from borrowings under line of credit, net                    --             --
Proceeds from notes payable, other                             1,200,000             --
Proceeds from (repayments of) borrowings under notes
     payable to related party, net                              (333,300)        97,800
                                                             -----------    -----------
Net cash provided by (used in) financing activities              862,533         91,926
                                                             -----------    -----------
Net (decrease) increase in cash and equivalents                1,261,764         94,189
Cash and equivalents at beginning of period                      383,234         71,926
                                                             -----------    -----------
Cash and equivalents at end of period                        $ 1,644,998    $   166,115
                                                             ===========    ===========

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
         Addition to (reduction in) aggregate debt payable
         to significant shareholders in exchange for
         inventory and other noncash transactions, net       $  (133,300)   $ (117,141)
                                                             ===========    ===========

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
         Conversion of related party notes payable to
             common stock                                    $ 1,150,000

         Cash paid for taxes                                 $    10,500


                  THE ACCOMPANYING NOTES ARE IN INTEGRAL PART
                    OF THESE CONDENSED FINANCIAL STATEMENTS

                           OPHTHALMIC IMAGING SYSTEMS

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

              NINE MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2002

                                   (UNAUDITED)

Note 1.       Basis of Presentation

              The accompanying unaudited condensed balance sheet as of September 30, 2003, condensed statements of operations for the nine month periods ended September 30, 2003 and 2002 and the condensed statements of cash flows for the nine month periods ended September 30, 2003 and 2002 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnote disclosures required by generally accepted accounting principles for complete financial statements. It is suggested that these condensed financial statements be read in conjunction with the audited financial statements and notes thereto included in Ophthalmic Imaging Systems' (the "Company's") Annual Report for the year Ended December 31, 2002 on Form 10-KSB. In the opinion of management, the accompanying condensed financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations for the periods presented. The results of operations for the period ended September 30, 2003 are not necessarily indicative of the operating results for the full year.

              Certain amounts in the fiscal 2002 financial statements have been reclassified to conform to the presentation in the fiscal 2003 financial statements.

Note 2.       Net Income Per Share

              Basic earnings per share ("EPS"), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. The treasury stock method is applied to determine the dilutive effect of stock options in computing diluted EPS.

                                                                                       Unaudited
                                                                                   Nine Months Ended
                                                                                     September 30,
                                                                              2003                    2002
                                                                    ------------------------- ----------------------
              Numerator for basic and diluted net income per share  $          904,852        $         241,377
                                                                    ========================= ======================

              Denominator for basic net income per share:
                 Weighted average shares                                    10,233,147                8,138,305

              Effect of dilutive securities:
                 Employee/director stock options                               451,238                       --
                 Warrants and other                                                 --                       --
                                                                    ------------------------- ----------------------
              Dilutive potential common shares                                      --                       --
                                                                    ------------------------- ----------------------


                                      F-5


                                                                                       Unaudited
                                                                                   Nine Months Ended
                                                                                     September 30,
                                                                              2003                    2002
                                                                    ------------------------- ----------------------

              Denominator for diluted net income per share                 10,684,385               8,138,305
              Basic net income per share                            $            0.09         $          0.03
                                                                    ========================= ======================
              Diluted net income per share                          $            0.08         $          0.03
                                                                    ========================= ======================

              Options and  warrants  whose  exercise  price  exceeds the average
              market   price  of  the  stock  have  been   excluded   from  this
              computation.

Note 3.       Notes Payable to Related Parties

              During the period of August 2000 through July 1, 2001, the Company executed several promissory notes in favor of MediVision Medical Imaging LTD. ("MediVision"), an Israeli corporation and majority shareholder in the Company. The "Short-Term Note" had a maximum principal balance of $260,000 available, while the "Working Capital Funding Agreement and Amendment No. 1" to this agreement provided an additional funding of $2.5 million. Both Notes and the Amendment bear interest at the rate of 9.3% per annum and are secured by all of the Company's assets. The principal amount outstanding, together with any and all accrued interest on the Working Capital Note and Amendment, was payable by August 31, 2003, except that MediVision may, at its option, at any time convert any amount of principal and interest then outstanding into shares of the Company's common stock at a conversion price of $.80 per share on the Working Capital Note and $0.185 per share on the Amendment No. 1 to the Working Capital Note.

              In May 2003, the Company and MediVision entered in Amendment No. 2 to the Working Capital Funding Agreement and the Short Term Note whereby the repayment terms on the debt were extended on all principal and interest due until January 1, 2005.

              In June 2003, MediVision exercised its option, as stipulated in the Working Capital Funding Agreement, Amendment No. 1, to convert $1,150,000 of principal and interest at a conversion price of $0.185 per share into 6,216,216 common shares of stock. As a result of the foregoing transactions, MediVision currently owns approximately 85% of the Company's outstanding common stock.

              At September 30, 2003, after the conversion, the Company had recorded approximately $430,000 in aggregate debt owed to MediVision. In August 2002, the Company's Board of Directors, at MediVision's request, authorized the Company to guarantee and/or provide security interests in its assets for certain of MediVision's loans with financial institutions, in the maximum aggregate amount of approximately $1.9 million. In August 2002, MediVision subordinated to the financial institutions its security position in the Company's assets, which had been granted in consideration of loans to the Company from MediVision. In December 2002, the Company's Board of Directors approved that the Company enter into and issue a debenture in favor of the bank to act as security for the debt of MediVision, such debenture shall be secured by a first lien on all of the Company's assets. Such debenture and lien were signed in December 2002.

Note 4.       Working Capital Line of Credit

              In May 2003, the Company entered into a $150,000 Line of Credit agreement with its bank. The line is secured by a pledged investment with the bank equal to the amount of the line of credit.

               The interest charged on the line of credit is at prime rate and is due monthly. Advances on the line mature on June 10, 2008.

Note 5.       Stock Based Compensation

              At September 30, 2003, the Company had five stock-based compensation plans. The Company accounts for the Plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based compensation cost is reflected in net income, as all options granted under the Plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

              For purposes of pro forma disclosures, the estimated fair value of stock-based compensation plans and other options are amortized to expense primarily over the vesting period. The following tables illustrate the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based compensation.

                                                                                      Nine Months Ended
                                                                                       September 30,
                                                                                  2003                 2002
                                                                             -------------        ------------
           Net Income, As Reported                                           $     904,852        $    241,377
                                                                             -------------        ------------

           Deduct Total Stock-Based Employee
                Compensation Expenses Determined
                Under the Fair Value Based Method
                Fair all Awards, Net of Related Tax Effects                        (46,898)            (40,283)

           Pro Forma Net Income                                                   $857,954            $201,094

           Basic Earnings Per Share
                As Reported                                                          $0.09                $0.03
                Pro Form                                                             $0.09                $0.03

           Diluted Earnings Per Share:
                As Reported                                                  $        0.08        $        0.03
                Pro Forma                                                    $        0.08        $        0.03


              As required, the pro forma disclosures above include options granted since January 1, 1995. Consequently, the effects of applying FASB Statement No. 123 for providing pro forma disclosures may not be representative of the effects on reported net income for future years until all options outstanding are included in the pro forma disclosures.

              The fair value of each option granted during the periods indicated was estimated on the date of grant using an option-pricing model.

              Options were granted for the nine-month period ended September 30, 2003, to purchase 650,000 shares of common stock, of which 400,000 shares were cancelled and reissued with substantially similar terms. In addition, options to purchase 100,000 shares prior to this reporting period were cancelled resulting in a net grant for the nine-month period ending September 30, 2003 of 150,000 shares.

                           OPHTHALMIC IMAGING SYSTEMS

                              FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                       AND

                          INDEPENDENT AUDITOR'S REPORT

         INDEPENDENT AUDITOR'S REPORT
         ----------------------------


         The Board of Directors and Stockholders

         Ophthalmic Imaging Systems

         We have audited the accompanying balance sheets of Ophthalmic Imaging Systems as of December 31, 2002 and 2001, and the related statements of income, stockholders' deficit, and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ophthalmic Imaging Systems as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the year ended December 31, 2002, and 2001, in conformity with accounting principles generally accepted in the United States of America.






         February 17, 2003

                           OPHTHALMIC IMAGING SYSTEMS

                                  BALANCE SHEET


                           DECEMBER 31, 2002 AND 2001

                                                                          2002         2001
                                                                      ----------   ----------
                                ASSETS
Current assets:
     Cash and cash equivalents                                        $  383,234   $   71,926
     Accounts receivable, net of allowance for doubtful
         accounts of approximately $193,000 and $182,000                 902,678    1,022,841
     Inventories (Note 2)                                                463,971      335,493
     Prepaid expenses and other current assets                            51,474       45,033
     Deferred tax asset (Note 9)                                          51,000
                  Total current assets                                 1,852,357    1,475,293
                                                                      ----------   ----------
Furniture and equipment, at cost, net (Note 3)                           178,552      184,678
Other assets                                                              12,890       12,890
                                                                      ----------   ----------
                  Total assets                                        $2,043,799   $1,672,861
                                                                      ==========   ==========

                           OPHTHALMIC IMAGING SYSTEMS

                                  BALANCE SHEET
                                   (CONTINUED)
                           DECEMBER 31, 2002 AND 2001



                                                                                      2002                   2001
                                                                                    ---------             ---------
                             LIABILITIES AND
                          STOCKHOLDERS' DEFICIT
Current liabilities:
     Accounts payable                                                            $    590,974          $    627,249
     Accrued liabilities (Note 4)                                                   1,471,077             1,564,395
     Deferred extended warranty revenue                                               267,888               185,781
     Customer deposits                                                                343,652               217,844
     Notes payable to related party (Note 6)                                        1,913,290               473,662
     Income taxes payable (Note 9)                                                                           70,000
     Capitalized lease obligation (Note 5)                                              4,167                 8,939
                                                                                  -----------           -----------
                  Total current liabilities                                         4,661,048             3,077,870
                                                                                  -----------           -----------
Capitalized lease obligation, less current portion (Note 5)                                 -                 3,169
Notes payable to related party, less current portion (Note 6)                                             1,773,894
                                                                                  -----------           -----------
                  Total noncurrent liabilities                                                            1,777,063
                                                                                  -----------           -----------
                  Total liabilities                                                 4,661,048             4,854,933
                                                                                  -----------           -----------
Commitments and contingencies (Notes 7 and 11)
Stockholders' deficit
     Common stock, no par value, 20,000,000 shares authorized; 8,138,305
         shares issued and outstanding                                             12,630,604            12,630,604
     Accumulated deficit                                                          (15,247,853)          (15,812,676)
                                                                                  -----------           -----------
                  Total stockholders' deficit                                      (2,617,249)           (3,182,072)
                                                                                  -----------           -----------
                  Total liabilities and stockholders' deficit                    $  2,043,799          $  1,672,861
                                                                                 ============           ===========


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS

                           OPHTHALMIC IMAGING SYSTEMS
                               STATEMENT OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                        2002                  2001
                                                                     ---------             ---------
Revenues:
     Net sales                                                     $ 7,908,186           $ 6,512,176
Cost of sales                                                        2,980,388             2,619,758
                                                                   -----------           -----------
              Gross profit                                           4,927,798             3,892,418
                                                                   -----------           -----------
Operating expenses:
     Sales and marketing                                             2,233,376             1,927,886
     General and administrative                                      1,190,647             1,258,037
     Research and development                                          558,999               549,419
                                                                   -----------           -----------
              Total operating expenses                               3,983,022             3,735,342
                                                                   -----------           -----------
              Income from operations                                   944,776               157,076
Other income (expense):
     Interest income                                                       979                   513
     Interest expense                                                 (361,932)             (273,897)
                                                                   -----------           -----------
              Total other income (expense)                            (360,953)             (273,384)
                                                                   -----------           -----------
              Net income (loss) before extraordinary item              583,823              (116,308)

Extraordinary items (Note 8):
     Gain on forgiveness of debt                                                             188,762
                                                                   -----------           -----------
              Net income before income taxes                           583,823                72,454
                                                                   -----------           -----------
              Income taxes (Note 9)                                    (19,000)
                                                                   -----------           -----------
              Net income                                           $   564,823           $    72,454
Basic income (loss) per share before extraordinary item            $       .07           $      (.01)
Basic earnings per share from extraordinary item                   $                     $       .02
                                                                   ===========           ===========
Basic earnings per share                                           $       .07           $       .01
                                                                   ===========           ===========
Shares used in the calculation of net earnings per share             8,138,305             8,138,305
                                                                   ===========           ===========


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS

                           OPHTHALMIC IMAGING SYSTEMS

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001



                                       COMMON STOCK                                                       TOTAL
                                  ------------------------           DEFERRED        ACCUMULATED      STOCKHOLDERS'
                                  SHARES            AMOUNT         COMPENSATION        DEFICIT           DEFICIT
                                  ------            ------       ---------------     -----------      -------------
Balance, January 1, 2001            8,138,305     $ 12,630,604        $   (3,049)    $ (15,885,130)     $ (3,257,575)
Stock option compensation
   expense                                                                 3,049                               3,049
Net income                                                                    --            72,454            72,454
Balance, December  31, 2001         8,138,305       12,630,604                         (15,812,676)       (3,182,072)
                                    ---------     ------------        ----------     -------------      -------------
Net income                                                                                 564,823           564,823
Balance, December 31, 2002          8,138,305     $ 12,630,604        $       --     $ (15,247,853)     $ (2,617,249)





                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS

                           OPHTHALMIC IMAGING SYSTEMS

                             STATEMENT OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                                          2002                2001
                                                                                          ----                ----
Cash flows from operating activities:
     Net income
     Adjustments to reconcile net income to net cash used in operating          $        564,823    $        72,454
         activities
     Accrued warrant appreciation right                                                                     (39,819)
     Depreciation and amortization                                                        78,457            124,327
     Stock option compensation expense                                                                        3,049
     Extraordinary gain on extinguishment of debt                                                          (188,762)
     Net changes in operating assets and liabilities
         Accounts receivable                                                             120,163           (686,685)
     Inventories                                                                        (128,478)            56,017
         Prepaid expenses and other current assets                                        (6,441)            37,143
         Other assets                                                                                        (2,595)
         Deferred tax asset                                                              (51,000)
         Accounts payable                                                                (36,455)            22,331
         Accrued liabilities                                                             (93,138)           371,098
         Deferred extended warranty revenue                                               82,107             53,121
         Customer deposits                                                               125,808           (171,050)
                                                                                ----------------    ---------------
         Income taxes payable                                                             70,000
                                                                                ----------------    ---------------

         Net cash provided by (used in) operating activities                             725,846           (349,371)
                                                                                ----------------    ---------------

Cash flows used in investing activities:
         Acquisition of furniture and equipment                                          (74,527)           (97,017)
     Proceeds from sale of furniture and equipment                                         2,196
                                                                                ----------------    ---------------

         Net cash used in investing activities                                           (72,331)           (97,017)
                                                                                ----------------    ---------------

Cash flows used in financing activities:
     (Repayment of) proceeds from notes payable to related parties                      (334,266)           489,005
         Capitalized lease obligation                                                     (7,941)            (7,265)

         Net cash (used in) provided by financing
         activities                                                                     (342,207)           481,740
                                                                                ----------------    ---------------

Net increase in cash and cash equivalents                                                311,308             35,352

Cash and cash equivalents, beginning of the year                                          71,926             36,574
                                                                                ----------------    ---------------

  Cash and cash equivalents, end of the year                                    $        383,234    $        71,926
                                                                                ================    ===============

                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS

                           OPHTHALMIC IMAGING SYSTEMS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization and Business
         -------------------------

         Ophthalmic  Imaging  Systems  (the  "Company"),   was  incorporated  in
         California in July 1986. The Company is primarily engaged in the business of designing, developing, manufacturing, and marketing digital imaging systems, image enhancements and analysis software, and related products and services for use by practitioners in the ocular healthcare field.

         Use of Estimates
         ----------------

         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported therein. Actual results could vary from such estimates.

         Concentrations of Credit Risk and Export Sales
         ----------------------------------------------

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the Company's policy of requiring deposits from customers, the number of customers and their geographic dispersion. The Company maintains reserves for potential credit losses and such losses have historically been within management's expectations. No single customer comprised 10% or more of net sales, during the year ended December 31, 2002 or 2001.

         Revenues from sales to customers located outside of the United States accounted for approximately 11% and 12% of net sales during the years ended December 31, 2002 and 2001, respectively.

         Inventories
         -----------

         Inventories,   which  consist  primarily  of  purchased  system  parts,
         subassemblies and assembled systems, are stated at the lower of cost (determined using the first-in, first-out method) or market.

         Furniture and Equipment
         -----------------------

         Furniture and equipment are stated at cost and depreciated or amortized on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives generally range from three to seven years.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Revenue Recognition and Warranties
         ----------------------------------

         The Company generally recognizes revenue from the sale of its products when the goods are shipped to its customers. The Company generally recognizes revenue from installation and training services when such services are performed. The Company generally provides a one-year warranty covering materials and workmanship and accruals are provided for anticipated warranty expenses.

         Customers may purchase extended warranty coverage for additional one or two year periods. Revenues from the sale of these extended warranties are deferred and recognized on a straight-line basis over the term of the extended warranty contract.

         Shipping and Handling Costs
         ---------------------------

         Shipping and handling costs are included with cost of sales.

         Advertising Costs
         -----------------

         Advertising expenditures totaled approximately $56,900 and $57,000, for the years ended December 31, 2002 and 2001, respectively.

         Income Taxes

         Deferred income taxes are accounted for pursuant to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as a result of differences in the timing of recognition of certain revenues and expenses for financial statement and income tax reporting purposes.

         General business credits are accounted for as a reduction of federal income taxes payable under the flow-through method.

         Earnings Per Share
         ------------------

         Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. The treasury stock method is applied to determine the dilutive effect of stock options in computing diluted EPS.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Statement of Cash Flows
         -----------------------

         For purposes of the statement of cash flows, the Company considers highly liquid investments with original maturities of three months or less as cash equivalents.

         Cash paid for interest amounted to approximately $950 and $1,800, respectively during the years ended December 31, 2002 and 2001.

         Stock Based Compensation
         ------------------------

         The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its stock option plans (the intrinsic value method). Under APB 25, if the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of grant as determined by the Company's Board of Directors, no compensation expense is recognized. See Note 8 for additional disclosures regarding the Company's stock option plans.

         Pro forma disclosures of stock-based employee compensation expense disclosures are as follows:


                                                                   Year ended December 31,
                                                                   -----------------------
                                                               2002                    2001
                                                               ----                    ----

         Net income as reported                         $    564,823             $     72,454

         Deduct: total stock-based employee
         compensation expense determined
         under fair value based method for
         all awards, net of related tax effect              (53,710)                 (74,089)
                                                        ------------             ------------

         Pro forma net income                           $    511,113             $    (1,635)
                                                        ============             ============


         Basic as reported                              $       0.07             $       0.01
                                                        ============             ============

         Basic - pro forma                              $       0.06             $     (0.01)
                                                        ============             ============

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


2.       INVENTORIES

         Inventories consist of the following as of December 31, 2002 and 2001:


                                                      2002                      2001
                                                      ----                      ----

Raw materials                                   $     228,653              $     250,903
Work-in-process                                        54,624                     28,341
Finished goods                                        180,694                     56,249
                                                --------------             -------------
                                                $     463,971              $     335,493
                                                ==============             =============


3.       FURNITURE AND EQUIPMENT

         Furniture and equipment consist of the following as of December 31, 2002 and 2001:

                                                      2002                      2001
                                                      ----                      ----

Research and manufacturing equipment            $        667,419           $     641,468
Office furniture and equipment                           635,576                 616,706
Demonstration equipment                                  196,101                 187,662
                                                       1,509,096               1,445,836
Less accumulated depreciation
         and amortization                             (1,330,544)             (1,261,158)
                                                ----------------           -------------
                                                $        178,552           $     184,678
                                                ================           =============

4.       ACCRUED LIABILITIES

         Accrued liabilities consist of the following as of December 31, 2002 and 2001:

                                                      2002                      2001
                                                      ----                      ----

Accrued compensation                            $       491,784            $     436,463
Accrued warranty expenses                               370,680                  465,023
Other accrued liabilities                               597,793                  662,909
                                                ---------------            -------------
                                                $     1,460,257            $   1,564,395
                                                ===============            =============


5.       CAPITALIZED LEASE OBLIGATIONS

         The Company leases certain office equipment under the terms of a capital lease. Payments of $740 with interest at 10.9% are due in monthly installments through June 2003 aggregating $4,389.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


6.       NOTES PAYABLE TO RELATED PARTIES

         In July 2000, the Company executed a promissory note (the "Short-Term Note") in favor of MediVision Medical Imaging Ltd. (MediVision). MediVision currently owns approximately 73% of the Company's outstanding common stock. The Company has borrowed the maximum principal amount of $260,000 available under the Short-Term Note. Under the terms of the Short-Term Note, borrowings bear interest at the rate of 9.3% per annum and are secured by certain of the Company's assets. The Company has $260,000 in principal outstanding under the Short-Term Note at December 31, 2002 and 2001, respectively. MediVision and the
         Company are in discussions with regard to reclassifying amounts currently owing under the Short-Term Note to amounts owing under the Working Capital Note discussed in further detail below.

         In August 2000, the Company executed a second promissory note in favor of MediVision (the "Working Capital Note"). The maximum principal amount available under the Working Capital Note, prior to the Amendment, as discussed in further detail below, was $1.5 million, for which the principal amount outstanding, together with any and all accrued interest, is payable by August 31, 2003 or as otherwise stipulated in the Working Capital Note, except that MediVision may, at its option, at any time convert any amount of principal and accrued but unpaid interest then outstanding into shares of the Company's common stock at a conversion price of $.80 per share, subject to adjustment upon the occurrence of certain events set forth in the Working Capital Note. Under the terms of the Working Capital Note, borrowings bear interest at the rate of 9.3% per annum and are secured by substantially all of the Company's assets. At December 31, 2002 and 2001, the Company had $1,258,897 and $1,560,232 in principal outstanding under the Working Capital Note.

         In July 2001, the Company and MediVision entered into Amendment No. 1 to the Working Capital Funding Agreement (Amendment) whereby, among other things, the maximum principal amount of allowable borrowings pursuant to the Working Capital Funding Agreement entered into in connection with the Closing was increased by $1 million to $2.5 million. In connection with the Amendment, the Company executed in favor of MediVision a promissory note in the aggregate amount of $1 million (the "Amendment Note"). Under the terms of the Amendment Note, all principal amounts outstanding, together with any and all accrued interest, is payable by August 31, 2003 or as otherwise stipulated in the Amendment Note, except that MediVision may, at its option, at any time convert any amount of principal and accrued but unpaid interest then outstanding into shares of the Company's common stock at a conversion price of $0.185 per share, subject to adjustment upon the occurrence of certain events set forth in the Amendment Note. Under the terms of the Amendment Note, borrowings bear interest at the rate of 9.3% per annum and are secured by all of the Company's assets.

         At December 31, 2002 and 2001, the Company had recorded approximately $1,913,290 and $2,247,556, respectively, in aggregate debt and accrued interest owed to MediVision, which amount is net of approximately $859,721 and $345,436 in 2002 and 2001, respectively, in accounts receivable recorded in connection with sales of the Company's products to MediVision.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


6.       NOTES PAYABLE TO RELATED PARTIES (CONTINUED)

         In December 2002, the Company granted a security interest in substantially all assets of the Company to the United Mizrahi Bank Ltd.
         (bank), as security for amounts borrowed by MediVision from the bank and advanced to the Company under the note agreements described previously.

         Notes payable to related parties mature in 2003.

7.       COMMITMENTS

         Operating Leases
         ----------------

         The Company leases its corporate headquarters and manufacturing facility under a noncancellable operating lease that expires in May 2005. The lease agreement provides for minimum lease payments of approximately $85,000, $85,000 and $85,000 for the years ended December 31, 2003, 2004 and 2005, respectively. The Company also leases a sales office under a month-to-month lease requiring a minimum lease payment of approximately $300 per month.

         Rental expense charged to operations for all operating leases was approximately $87,000 and $79,000, respectively during the years ended December 31, 2002 and 2001.

8.       STOCKHOLDERS' DEFICIT

         Common Stock
         ------------

         Of the 11,861,695 shares of common stock authorized but unissued as of December 31, 2002, 2,797,619 shares are reserved for issuance under stock option plans.

         Other Warrants
         --------------

         In March 2001, the Company reached agreement with Imperial Bank (the "Bank") to retire the aggregate amount of principal and interest previously recorded pursuant to a stock appreciation right granted to the Bank in connection with a credit agreement. Accordingly, the debt forgiven in the amount of $188,762 has been recognized as an extraordinary item in the statement of operations.

         Stock Option Plans
         ------------------

         The Company has five stock-based compensation plans, which are described below. The Company applies APB 25 and related Interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing stock options. Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


8.       STOCKHOLDERS' DEFICIT (CONTINUED)

         Stock Option Plans (Continued)
         ------------------

         In 1992, the Company adopted a Stock Option Plan (the "Plan") under which the Board of Directors is authorized to grant options to key directors, executives, employees and others for the purchase of the Company's common stock at prices not less than the fair market value of the common stock on the date of grant. The term over which the options are exercisable, which may not exceed five years, is determined by the Board of Directors at the time of the grant. The maximum number of shares of the Company's common stock which may be optioned and sold under the Plan is 116,667, of which 11,666 options remained available for granting as of December 31, 2002. As of December 31, 2002, there were no options granted and outstanding under the Plan.

         In 1992 and 1993, the Company's Board of Directors and Shareholders, respectively, approved a second Stock Option Plan (the "Option Plan") under which all officers, employees, directors and consultants may participate. The Plan expired December 2002. Options granted under the Option Plan may be either incentive stock options or non-qualified stock options and generally had a term of ten years from the date of grant, unless otherwise specified in the option agreement. The exercise prices of incentive stock options granted under the Option Plan were at 100% of the fair market value of the Company's common stock on the date of grant. The exercise prices of non-qualified stock options granted under the Option Plan cannot be less than 85% of the fair market value of the Company's common stock on the date of grant. The maximum number of shares of the Company's common stock which may be optioned and sold under the Option Plan was 150,000. No shares remained available for granting of options as of December 31, 2002. As of December 31, 2002, stock options to purchase 92,319 shares at exercise prices ranging from $.48 to $4.25 were granted and outstanding under the Option Plan. None of the options granted under the Option Plan were exercised during the year ended December 31, 2002.

         In 1995, the Company's Board of Directors approved a Nonstatutory Stock Option Plan (the "Nonstatutory Plan") under which all officers, employees, directors and consultants may participate. The Nonstatutory Plan expires November 2005. Options granted under the Nonstatutory Plan are non-qualified stock options and will generally have a term of five years from the date of grant, unless otherwise specified in the option agreement. The exercise prices under the Nonstatutory Plan will be at 100% of the fair market value of the Company's common stock on the date of grant. The maximum number of shares of the Company's common stock which may be optioned and sold under the Nonstatutory Plan is 1,035,000, of which 920,000 options remained available for granting as of December 31, 2002. As of December 31, 2002, stock options to purchase 115,000 shares at exercise prices ranging from $.48 to $.50 were granted and outstanding under the Nonstatutory Plan and none of the granted options were exercised during the year ended December 31, 2002.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


8.       STOCKHOLDERS' DEFICIT (CONTINUED)

         Stock Option Plans (Continued)
         ------------------

         In October 1997, the Company's Board of Directors approved a Nonstatutory Stock Option Plan (the "1997 Nonstatutory Plan") under which all officers, employees, directors and consultants may participate. The 1997 Nonstatutory Plan expired October 2002. Options granted under the 1997 Nonstatutory Plan are non-qualified stock options and had a term of not longer than ten years from the date of grant. The exercise prices under the 1997 Nonstatutory Plan was at 100% of the fair market value of the Company's common stock on the date of grant, unless otherwise specified in the option agreement. The maximum number of shares of the Company's common stock which may be optioned and sold under the Plan was 1,000,000. There were no options available for granting as of December 31, 2002. As of December 31, 2002, stock options to purchase 65,000 shares at exercise prices ranging from $.63 to $1.38 were granted and outstanding under the 1997 Nonstatutory Plan. None of the options granted under the 1997 Nonstatutory Plan were exercised during the year ended December 31, 2002.

         In September 2000, the Company's Board of Directors approved a Stock Option Plan (the "2000 Plan") under which all officers, employees, directors and consultants may participate. Subsequent to September 2000, the 2000 Plan was approved by consent of the Company's majority shareholder. The 2000 Plan expires in September 2010. Options granted under the 2000 Plan may be either incentive stock options or non-qualified stock options and will generally have a term of ten years from the date of grant, unless otherwise specified in the option agreement. The exercise prices of incentive stock options granted under the 2000 Plan will be not less than 100% of the fair market value of the Company's common stock on the date of grant. The exercise prices of non-qualified stock options granted under the 2000 Plan cannot be less than 85% of the fair market value of the Company's common stock on the date of grant. The maximum number of shares of the Company's common stock which may be optioned and sold under the 2000 Plan is 1,500,000, of which 161,667 remained available for granting of options as of December 31, 2002. As of December 31, 2002, stock options to purchase 1,338,333 shares at an exercise price of $0.41 were granted and outstanding under the 2000 Plan. None of the options granted under the 2000 Plan were exercised during the year ended December 31, 2002.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

8.       STOCKHOLDERS' DEFICIT (CONTINUED)

         Stock Option Plans (Continued)
         ------------------

         A summary of the status of the Company's stock option plans and changes during the periods is presented below:

                                                               Weighted
                                                                Average
                                                               Exercise
                                             Options            Price
                                          -------------       -----------

Balance, January 1, 2001               $     1,578,345        $    1.09

     Options granted                         1,050,000        $     .41
     Options canceled                         (410,697)       $     .58
     Options lapsed                           (250,000)       $    2.66
                                       ---------------        ---------

Balance, December 31, 2001                   1,967,648        $     .63
                                       ---------------
     Options granted                           180,000        $     .37
     Options canceled                         (336,696)       $     .57
     Options lapsed                            (95,000)       $    3.40
     Options exercised                 ---------------

Balance December 31, 2002              $     1,715,952
                                       ===============

         The weighted average fair value of options granted during the years ended December 31, 2002 and 2001 was $.40 and $.33, respectively.

         The following table summarizes information about the stock options outstanding at December 31, 2002:


                                                        Options Outstanding                  Options Exercisable
                                                        -------------------                  -------------------
                                                              Weighted
                                                              Average          Weighted
                                                              Remaining        Average                     Weighted-Aver
                 Range of                                    Contractual       Exercise                      Exercise
             Exercise Prices                    Number          Life            Price        Number           Price
      --------------------------------        ---------      -----------       ---------  -----------      -------------
      $  .31        -           $ 1.37        1,689,452      7.6 years          $ .45      1,045,008           $ .50
      $ 1.38        -           $ 3.00           25,000      1.4 years          $1.37
      $ 3.01        -           $ 4.50            1,500        4 years          $4.25          1,500           $4.25
                                              ---------                                    ---------
                                              1,715,952                                    1,046,508
                                              =========                                    =========

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


8.       STOCKHOLDERS' DEFICIT (CONTINUED)

         Stock Option Plans (Continued)
         ------------------

         Pro forma information regarding net loss and net loss per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to August 31, 1995 under the fair value method of that Statement. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 2002 and 2001, respectively; dividend yield of zero; volatility factors of the expected market price of the Company's common stock ranged from 211% to 111% for the years ended December 31, 2002 and 2001, risk-free interest rate of 2.76% and 5.0%; and a weighted-average expected life of 5 years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                      2002            2001
                                                      ----            ----

        Pro forma net income (loss)                $ 511,113       $ (1,635)
                                                   =========       ========

        Pro forma net income (loss) per share      $     .06       $   (.01)
                                                   =========       ========

         Deferred compensation recorded for financial reporting purposes to reflect the deemed fair value of the certain options granted to non-employees is being amortized over the vesting period of the related options. For the year ended December 31, 2001, the amortized deferred compensation expense was approximately $3,000. There was no amortized deferred compensation expense for the year ended December 31, 2002.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

9.       INCOME TAXES

         The income tax benefit for the year ended December 31, 2002 consists of the following:


                                       Federal               State                 Total
                                       -------               -----                 -----

Current                            $     260,000         $    70,000         $         330,000
Deferred                                (150,000)                                     (150,000)
Change in valuation allowance           (161,000)                                     (161,000)
Total income tax provision
         (benefit)                 $     (51,000)        $    70,000         $          19,000


         There was no provision for income taxes for the year ended December 31, 2001.

         The Company's effective tax rate for the year ended December 31, 2002 was 3%. The reconciliation of the statutory rate to the effective rate is as follows:

             Statutory rate                                        34%

             State income taxes, et of Federal
                  benefit                                           8
             Utilization of net operating losses                  (34)
             Change in valuation allowance                         (5)
                                                                --------
                      Total                                         3%
                                                                ========

         The significant components of the Company's deferred tax assets and liabilities are as follows:


                                                        December 31,
                                         ---------------------------------------
                                                2002                    2001
                                                ----                    ----
Deferred tax assets:
Net operating loss carryforwards         $     3,293,000         $   3,586,000
Inventory reserves                             1,096,000               965,000
Payroll related accruals                          83,000                81,000
Warrant accrual                                  159,000               199,000
Sales and accounts receivable reserves           260,000               216,000
Uniform capitalization                            77,000                72,000
Deferred revenue                                 115,000                80,000
Depreciation                                      21,000                15,000
                                         ---------------         -------------
         Total deferred tax assets             5,104,000             5,214,000

Valuation allowance                           (5,053,000)           (5,214,000)
                                         ---------------         -------------
         Net deferred tax assets         $        51,000         $           -
                                         ===============         =============

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

9.       INCOME TAXES (CONTINUED)

         The Company recorded a valuation allowance to reflect the estimated amount of deferred tax assets that may not be realized due to the expiration of net operating losses.

         For the year ended December 31, 2002, the valuation allowance decreased by $161,000 to $5,053,000.

         The Company has at December 31, 2002, a net operating loss carryover of approximately $9,400,000 for Federal income tax purposes which expires between 2007 and 2015, and a net operating loss carryforward of approximately $1,800,000 for California state income tax purposes which expires through 2007. The State of California has suspended the application of net operating losses for the 2002 and 2003 fiscal years and extended the carry forward period two years. Federal and state tax credit carryforwards of approximately $70,000 and $40,000 will begin to expire in 2002 and 2017, respectively. Due to changes in ownership which occurred in prior years, Section 382 of the Internal Revenue Code provides for significant limitations on the utilization of net operating loss carryforwards and tax credits. As a result of these limitations, a substantial portion of these loss and credit carryovers will expire without being utilized.

10.      401(K) PLAN

         The Company had a tax deferred investment plan (the "401(k) Plan") for the year ended December 31, 2001. All full-time employees are eligible to participate in the 401(k) Plan. The 401(k) Plan provided for discretionary employer contributions. For the year ended December 31, 2001, the Company made matching contributions of $78,559. The Plan was terminated for the year ended December 31, 2002.

11.      CONTINGENCIES

         Collection of Taxes from Customers
         ----------------------------------
         In a prior year, a state taxing authority made inquires of the Company regarding the collection of sales or use taxes from customers in that state. The inquiry was favorably resolved without any adverse consequences to the Company. The Company evaluates such inquiries on a case-by-case basis and will vigorously contest any such claims for payment of sales or use taxes which it believes are without merit.

         However, Management has prepared an analysis of sales to customers in those jurisdictions for which the Company does not collect sales or use taxes. Certain assumptions were made in the preparation of this analysis, including but not limited to:

         o The Company's customers have not remitted any sales or use tax to state or local taxing authorities.

         o Potential interest and penalties have been included on sales activity from the Company's inception.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


11.      CONTINGENCIES (CONTINUED)

         Collection of Taxes from Customers (Continued)
         ----------------------------------------------

         o Sales or use taxes have been provided at the effective tax rates for each taxing authority for which the Company may have had a sale.

         The analysis indicates maximum potential liability of approximately $665,000. Management believes that the probability of such an assessment is remote and accordingly, has not recorded a liability in the accompanying financial statements.

         However, there can be no assurance that the amount of any sales or use taxes that might ultimately be assessed for prior periods would not materially affect the Company's results of operation or cash flows in any given reporting period.

12.      EXTRAORDINARY ITEMS

         In March 2001, the Company reached agreement with Imperial Bank (the "Bank") to retire the aggregate amount of principal and interest previously recorded pursuant to a stock appreciation right granted to the Bank in connection with a credit agreement. Accordingly, the debt forgiven in the amount of $188,762 has been recognized as an extraordinary item in the statement of operations.

--------------------------------------------------------------------------------









                           OPHTHALMIC IMAGING SYSTEMS


                                    1,716,496

                                     SHARES

                                  COMMON STOCK




                                   PROSPECTUS





YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.








                                NOVEMBER __, 2003









--------------------------------------------------------------------------------

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our bylaws, filed as Exhibit 3.4, provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been our directors or officers in accordance with Section 317 of the California Corporations Code. Our bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Ophthalmic Imaging Systems pursuant to the foregoing provisions, or otherwise, Ophthalmic Imaging Systems has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement:

         -----------------------------------------------------------------------
                                 ITEM                          AMOUNT ($)
         -----------------------------------------------------------------------
         SEC Registration Fee                                      162.66
         EDGAR Filing Expenses                                     250.00
         Transfer Agent Fees                                       500.00
         Legal Fees                                             30,000.00
         Accounting Fees                                         1,000.00
         Miscellaneous                                             250.00
                    TOTAL                                     $ 32,162.66
         -----------------------------------------------------------------------


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         On September 25, 2003, we entered into a private placement transaction with Laurus Master Fund, Ltd. which was exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D and Rule 506 promulgated thereunder. Pursuant to the securities purchase agreement between Laurus and us, we issued to Laurus a secured convertible term note in the principal amount of $1,200,000 bearing interest at the rate of six and one-half percent (6.5%) per annum, due September 25, 2006, convertible into shares of our common stock at a conversion price of $1.07 per share. Interest is payable at our option in cash or shares of common stock. Additionally, we issued a warrant to Laurus to purchase 375,000 shares of our common stock at exercise prices ranging between $1.23 and $1.61 per share. Laurus may exercise the warrant through September 25, 2010. We are obligated to register for resale the shares of common stock issuable upon conversion of the note and upon exercise of the warrant pursuant to a registration rights agreement dated September 25, 2003 between the registrant and the purchaser, of which this registration statement relates.

         In June 2003, MediVision exercised its option, as stipulated in the Amendment No.1, to convert $1,150,000 of principal and interest at a conversion price of $0.185 per share into 6,216,216 common shares of stock. As a result of the foregoing transactions, MediVision currently owns approximately 85% of our outstanding common stock.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


   Exhibit                                                                                     Footnote
   Number      Description of Exhibit                                                          Reference
   ------      ----------------------                                                          ---------

2.1            Agreement dated as of October 21, 1999 by and among Ophthalmic Imaging               (5)
               Systems, Premier, Walt Williams, Daniel S. Durrie and Randall C. Fowler.

2.2            Securities Purchase Agreement dated as of July 13, 2000, by and among                (6)
               Ophthalmic Imaging Systems, Premier and MediVision.

3.1            Articles of Incorporation of Ophthalmic Imaging Systems, as amended.                  *

3.2            Amended Bylaws of Ophthalmic Imaging Systems.                                         *

3.3            Amendment to Amended Bylaws of Ophthalmic Imaging Systems dated January 28,          (4)
               1998.

4.1            Specimen of Stock Certificate                                                            *

5.1            Opinion of Jenkens & Gilchrist Parker Chapin LLP                                     (13)

10.1
               Lease Agreement dated as of April 21, 2001 between Ophthalmic Imaging Systems        (9)
               and Jackson-Jahn, Inc.

10.2           Confidentiality Agreement dated March 27, 1992 between Ophthalmic Imaging             *
               Systems and Steven R. Verdooner.

10.3           Assignment dated October 23, 1990 of U.S. Patent Application for Apparatus            *
               and Method for Topographical Analysis of the Retina to Ophthalmic Imaging
               Systems by Steven R. Verdooner, Patricia C. Meade and Dennis J. Makes (as
               recorded on Reel 5490, Frame 423 in the Assignment Branch of the U.S. Patent
               and Trademark Office).

10.4           1992 Nonstatutory Stock Option Plan of Ophthalmic Imaging Systems and sample          *+
               form of Nonstatutory Stock Option Agreement.

10.5           Stock Option Plan                                                                    (1)+

10.6           1995 Nonstatutory Stock Option Plan of Ophthalmic Imaging Systems and sample         (2)+
               form of Nonstatutory Stock Option Agreement.

10.7           1997 Nonstatutory Stock Option Plan of Ophthalmic Imaging Systems and sample         (3)+
               form of Nonstatutory Stock Option Agreement.

10.8           Form of Indemnification Agreement between Ophthalmic Imaging Systems and each        (4)
               of its directors, officers and certain key employees.

10.9           Working Capital Funding Agreement dated as of July 13, 2000 by and between           (6)
               MediVision and Ophthalmic Imaging Systems.



                                      II-2

10.10          Amendment No. 1 to Working Capital Funding Agreement dated as of July 1, 2001        (8)
               by and between MediVision and Ophthalmic Imaging Systems.

10.11          Loan and Security Agreement dated as of July 13, 2000 by and between                 (9)
               MediVision and Ophthalmic Imaging Systems.

10.12          Registration Rights Agreement dated as of August 2000 by and between                 (6)
               MediVision and Ophthalmic Imaging Systems.

10.13          Secured Convertible Working Capital Note dated August 2000 from Ophthalmic           (6)
               Imaging Systems to MediVision in the principal amount of $260,000.

10.14          Secured Promissory Note dated July 21, 2000 from Ophthalmic Imaging Systems          (6)
               to MediVision in the principal amount of $1,500,000.

10.15          Secured Convertible Working Capital Promissory Note dated July 1, 2001 by and        (8)
               between MediVision and Ophthalmic Imaging Systems in the principal amount of
               $1,000,000

10.16          Amendment No. 2 to Working Capital Funding Agreement dated as of May 21, 2003        (10)
               by and between MediVision and Ophthalmic Imaging Systems.

10.17          Cooperation and Project Funding Agreement dated January 21, 2001, among              (7)
               Israel- United States Binational Industrial Research and Development
               Foundation, MediVision and Ophthalmic Imaging Systems.

10.18          2000 Stock Option Plan.                                                               (9)+

10.19          Secured Debenture Agreement by and between United Mizrahi Bank LTD and               (11)
               Ophthalmic Imaging Systems dated December 9, 2002.

10.20          Commercial Security Agreement by and among Bank Leumi, MediVision and                (13)
               Ophthalmic Imaging Systems dated April 30, 2003 and Commercial Guaranty of
               Ophthalmic Imaging Systems.

10.21          Securities Purchase Agreement dated September 25, 2003 by and between                (12)
               Ophthalmic Imaging Systems and Laurus Master Fund, Ltd.

10.22          Secured Convertible Term Note dated September 25, 2003 issued to Laurus              (12)
               Master Fund, Ltd.

10.23          Common Stock Purchase Warrant dated September 25, 2003 issued to Laurus              (12)
               Master Fund, Ltd.

10.24          Registration Rights Agreement dated September 25, 2003 by and between                (12)
               Ophthalmic Imaging Systems and Laurus Master Fund, Ltd.

10.25          Security Agreement dated September 25, 2003 by and between Ophthalmic Imaging        (12)
               Systems and Laurus Master Fund, Ltd.

11.1           Computation of net earnings (loss) per share.                                        (11)

23.1           Consent of Perry-Smith LLP, Independent Auditors.                                    (13)

99.1           Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002              (11)

*              Incorporated by reference to our  Registration  Statement on Form
               S-18, number 33-46864-LA.

(1) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended August 31, 1993, filed on November 26, 1993.

(2) Incorporated by reference to our Registration Statement on Form S-8, filed on May 28, 1996, number 333-0461.

(3) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarterly period ended November 30, 1997, filed on January 14, 1998.

(4) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998, filed on December 15, 1998.

(5) Incorporated by reference to Exhibit 4.3 of our Form 8-K, filed on November 24, 1999.

(6) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended August 31, 2000, filed on December 13, 2000.

(7) Incorporated by reference to our Annual Report on Form 10-KSB for the transition period from September 1, 2000 to December 31, 2000, filed on March 29, 2001.

(8) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, filed on November 14, 2001.

(9) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 30, 2001, filed on March 26, 2002.

(10) Incorporated by reference to our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2003, filed on August 14, 2003.

(11) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on March 27, 2003.

(12) Incorporated by reference to our Current Report on Form 8-K, filed on October 1, 2003.

(13)           Filed herewith.


+ Management contract or compensatory plan or arrangement.

ITEM 28. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

         (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

         (iii) include any additional or changed material information on the plan of distribution.

(2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Sacramento, state of California, on November 19, 2003.

                           OPHTHALMIC IMAGING SYSTEMS

                                          By: /s/ Gil Allon
                                              ----------------------------
                                                 Gil Allon
                                                 Chief Executive Officer

                                              /s/ Ariel Shenhar
                                          --------------------------------
                                                 Ariel Shenhar
                                                 Chief Financial Officer,
                                                 Vice President and   Secretary

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE  PRESENTS,  that the  undersigned  directors of Ophthalmic
Imaging Systems, a California corporation that is filing a registration statement on Form SB-2 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Gil Allon and Ariel Shenhar, and each of them, their true and lawful attorneys-in-fact and agents; with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such amendment to registration statement and any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

*/s/  ARIEL SHENHAR                      Director              November 19, 2003
------------------------------------
Noam Allon

*/s/  ARIEL SHENHAR                      Director              November 19, 2003
------------------------------------
Gil Allon

*/s/  ARIEL SHENHAR                      Director              November 19, 2003
------------------------------------
Ariel Shenhar

*/s/  ARIEL SHENHAR                      Director              November 19, 2003
------------------------------------
Jonathan Adereth

*/s/  ARIEL SHENHAR                      Director              November 19, 2003
------------------------------------
Alon Harris

* By power of attorney